Exhibit 2.1

SHARE SALE AND PURCHASE AGREEMENT

by and between

PARRY INVESTMENTS S.A.

THE WARRANTORS (AS DEFINED HEREIN)

and

OWENS CORNING FINLAND OY

regarding all shares in

Parry I Holding AB

27 October 2017

CONTENTS

1.	DEFINITIONS		4

2.	SALE AND PURCHASE OF SHARES		24

	2.1	Object of Sale	24

	2.2	Transfer of Ownership	24

3.	PURCHASE PRICE		24

4.	LEAKAGE		24

5.	PRE-CLOSING OBLIGATIONS AND COVENANTS		26

	5.1	Conduct of Business	26

	5.2	Authority Approvals	29

	5.3	Other obligations between the date of this Agreement and the Closing Date	31

6.	CONDITIONS TO CLOSING		33

	6.1	Conditions Precedent	33

	6.2	Termination	33

7.	CLOSING		35

	7.1	Buyer’s Obligations at Closing	35

	7.2	Seller’s Obligations at Closing	36

	7.3	Completion of Closing	37

	7.4	Tax Indemnity	37

8.	WARRANTIES		37

	8.1	Background	37

	8.2	Organisation; Solvency	38

	8.3	Ownership, Power and Authority	38

	8.4	Capitalisation	39

	8.5	Buyer’s Acknowledgements	39

9.	WARRANTIES OF BUYER		39

	9.1	Organisation	39

	9.2	Power and Authority	40

	9.3	Solvency and Financing	40

	9.4	Authority Approvals	40

10.	REMEDIES		40

	10.1	Buyer’s Remedies	40

	10.2	Limitations of Liability	41

	10.3	Limitations on Tax Warranty Claims	44

	10.4	Notice of Loss	44

11.	SCHEDULE 1.95		45

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12.	CERTAIN UNDERTAKINGS		45

	12.1	Confidentiality	45

	12.2	Retiring Directors	46

13.	WARRANTORS’ REPRESENTATIVE		47

14.	MISCELLANEOUS		48

	14.1	Notices	48

	14.2	Costs	49

	14.3	VAT	49

	14.4	Schedules Incorporated	49

	14.5	Entire Agreement	49

	14.6	Rights of Third Parties	50

	14.7	Interpretation	50

	14.8	Amendments and Waivers	51

	14.9	Severability	51

	14.10	No Set-Off	51

	14.11	Assignment	51

	14.12	Transfer Taxes	51

	14.13	Governing Law	52

	14.14	Arbitration	52

	14.15	Service Agent	52

	14.16	Counterparts of Agreement	53

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SCHEDULES

Schedule A	Warrantors

Schedule B	Group Companies

Schedule E	Parent Company Guarantee

Schedule 1.30	Index of documents in data room

Schedule 1.61	Locked Box Company Accounts

Schedule 1.63	Locked Box Paroc Accounts

Schedule 1.89	Properties

Schedule 1.95	Restrictive Covenants

Schedule 1.104	Tax Indemnity

Schedule 6.1(a)	Authority Approvals

Schedule 8.1(a)(ii)	Management Warranties

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SHARE SALE AND PURCHASE AGREEMENT

THIS SHARE SALE AND PURCHASE AGREEMENT (the Agreement) is EXECUTED as a DEED on ___ October 2017, by and between:

1.

Parry Investments S.A., a limited liability company, incorporated under the laws of Luxembourg and having its registered office at 20, Avenue Monterey, L/2163, Luxembourg, and registered under number B194.003 (Seller);

2.	The persons whose names are set out in Schedule A (the Warrantors);

and

3.

Owens Corning Finland Oy, a limited liability company incorporated and existing under the laws of Finland, having its registered office at c/o Asianajotoimisto Borenius Oy, Etelaesplanadi 2, 00130 Helsinki, Finland under number 2745767-6 (Buyer).

RECITALS

A.

Seller is the owner of 66,473 common shares and one series C share, representing 100% of the issued and outstanding shares in Parry 1 Holding AB (the Shares), a limited liability company (Sw. Aktiebolag), incorporated under the laws of Sweden and having its registered office at 541 86, Skövde, Sweden, and registered under number 556985-1305 (the Company).

B.

The Company is the owner of 100% of the issued and outstanding shares in Paroc Group Oyj, a public limited liability company incorporated and existing under the laws of Finland, having its registered domicile in Helsinki and the business identity code 2302501-6 (Paroc).

C.

The Company and certain Subsidiaries thereof (including Paroc) operate in the business of developing, producing, manufacturing, marketing, distributing and selling stone wool based products, insulation products and accessories for residential and commercial building, industrial process, OEM, marine and offshore applications on a global basis (the Business). The Company is the owner of shares in its Subsidiaries as set out in Schedule B.

D.	Buyer intends to acquire, and Seller intends to sell and transfer to Buyer, the Shares upon the terms and subject to the conditions set out in this Agreement (the Transaction).

E.

Owens Corning has on or before the signing of this Agreement executed and delivered to Seller a parent company guarantee as a security for the due fulfillment of the obligations of Buyer hereunder attached hereto as Schedule E.

F.

In order to facilitate an efficient process and coverage in the event of inaccuracies in the Warranties (as defined below) Buyer has procured a warranty and indemnity insurance policy in the name of Buyer.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

As used in this Agreement, the following capitalised terms have the following meanings:

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1.1	1998 BTA	means the transfer agreement (överlåtelseavtal) between Partek Paroc Oy Ab and Geotam Oy Ab dated 30 December 1998.

1.2	Accounting Principles

means the applicable International Financial Reporting Standards (IFRS) or, with respect to such Group Companies that are incorporated in jurisdictions other than Finland, IFRS or any other generally accepted accounting principles and in accordance with Law in such jurisdiction, in each case as consistently applied by the Group Companies.

1.3	Accounts Date	means 31 December 2016.

1.4	Affiliate

means:

a)  in relation to any person that is an undertaking, any subsidiary or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking (and where any parent undertaking is a fund (a Parent Fund), any investment adviser to, investment manager and / or general partner of such Parent Fund, and any of their respective Affiliates, in each case from time to time);

b)  in relation to any person that is an individual, any spouse, civil partner, co-habitee and / or lineal descendants by blood or adoption or any person or persons acting in its or their capacity as trustee or trustees of a trust of which such individual is the settlor;

c)  any Affiliate of any person in paragraphs (a) and (b) of this definition of Affiliate; and

d)  any successor entity to the relevant person and any successor entity to any person in paragraphs (a), (b) and (c) of this definition of Affiliate,

provided that Affiliate shall exclude:

x)  in relation to Seller and the Warrantors, the Group Companies;

y)  in relation to Seller, the CVC Persons; and

z)  without limiting paragraphs (x) and (y) of this definition of Affiliate:

(A)  any investment fund (other than the

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    relevant Parent Fund) advised or managed by any investment adviser to, investment manager or general partner of a Parent Fund or any of their respective Affiliates;

(B) any investor in any investment fund (including any Parent Fund) advised or managed by any investment adviser to, investment manager or general partner of any Parent Fund or any of their respective Affiliates; and

(C) any portfolio company of a Parent Fund or the funds referred to in paragraphs (z)(A) or (z)(B) of this definition of Affiliate.

1.5	Agreed Form	means, in relation to a document, the form of that document which has been agreed between Seller and Buyer and initialled by or on behalf of each of them as evidence of that agreement.

1.6	Agreement	means this Share Sale and Purchase Agreement and the Schedules hereto.

1.7	Annual Accounts	means the audited consolidated accounts of Paroc and each of its Subsidiaries for the accounting period ended on the Accounts Date.

1.8	Authority Approvals

means any approval, authorisation, clearance, consent or permit, of a Governmental Entity (whether expressly or by expiration or termination of applicable waiting periods) that is required or advisable to obtain for the lawful and valid consummation of the transactions contemplated by this Agreement.

1.9	Authority Approvals Condition	means the condition precedent set out in Section 6.1(a)

1.10	Baltic Region	means the region comprising Denmark, Estonia, Latvia, Finland, Germany, Lithuania, Poland, Russia, and Sweden.

1.11	Bank Guarantee Debt	has the meaning set out in Section 5.1(a)(xxii).

1.12	Business	has the meaning set out in the Recitals, Section C.

1.13	Business Day	means a day other than Saturdays, Sundays and public holidays on which banks are open for general banking business in Toledo, Ohio, USA, London, England,

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Stockholm, Sweden, Luxembourg and Helsinki, Finland.

1.14	Budget	means the 2017 budget relating to the Group Companies and the Business, a copy of which is contained in the Data Room Materials.

1.15	Buyer	has the meaning set out in the introductory paragraph of this Agreement.

1.16	Buyer Group	means Buyer and its Affiliates (including from Closing the Group Companies).

1.17	C Share	means the one C share of nominal value of 0.10 euro in the capital of the Company.

1.18	Closing	means the consummation of the sale and purchase of the Shares and certain other transactions as set out in Section 7.1.

1.19	Closing Date	has the meaning set out in Section 5.1.

1.20	Company	has the meaning set out in the Recitals, Section A.

1.21	Company Accounts	means the audited accounts of the Company for each accounting period since its formation and ending on the Accounts Date.

1.22	Confidential Information

means any and all non-public information of any kind or nature whatsoever, whether written or oral or in any other form and relating to:

a)  the provisions of, and negotiations leading to, this Agreement;

b)  Seller, CVC Capital Partners Limited, or funds managed or advised by affiliates of CVC Capital Partners Limited and each of their respective affiliates (in relation to obligations of Buyer); or

c)  Buyer or its Affiliates including after the Closing, the Group Companies and the Business (in relation to the obligations of Seller) other than any Technical Confidential Information,

but shall not include information, which is publicly available other than through the relevant Party’s or its Representative’s breach of Section 12.1 or the Confidentiality Undertaking, or lawfully comes in to the possession of the relevant Party or any of its

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Representatives (in either case as evidenced by written records) without any obligation of secrecy.

1.23	Confidentiality Undertaking	means the Confidentiality Undertaking dated 6 September 2017 executed by Buyer or its Affiliate in relation to the Transaction.

1.24	Connected Persons

means in relation to another person a person who is an associate of or connected with the other person within the meaning of section 1122 of the United Kingdom Corporation Tax Act 2010 or section 993 or 994 of the United Kingdom Income Tax Act 2007.

1.25	Contribution Agreement

means the Contribution Agreement dated 29 March 2017 and entered into between CVC Capital Partners VI (A) L.P., CVC Capital Partners VI (B) L.P., CVC Capital Partners VI (C) L.P., CVC Capital Partners VI (D) L.P., CVC Capital Partners VI Associates L.P., and CVC Capital Partners Investments Europe VI L.P. (jointly the CVC Funds), Paroc, Project Parry Jersey Limited and the Company, and relating to commitments given by the CVC Funds to make certain equity contributions (or procure contributions on their behalf) indirectly to Paroc depending on the outcome of a definitive ruling by the Supreme Administrative Court in respect of pending proceedings relating to certain potential tax liabilities of the Group Companies.

1.26	Covered Person	has the meaning given in Section 12.2.

1.27	CVC Persons

means each of: (a) CVC Capital Partners SICAV-FIS S.A. and its direct and indirect subsidiary undertakings from time to time; (b) CVC Capital Partners Advisory Group Holding Foundation and its direct and indirect subsidiary undertakings from time to time; and (c) CVC Credit Partners Group Holding Foundation and each of its direct and indirect subsidiary undertakings from time to time.

1.28	Data Protection Legislation

means any applicable data protection and/or privacy legislation, including the Directive 95/46/EC, the Data Protection Act 1998, Directive 2002/58/EC and the Privacy and Electronic Communications (EC Directive) Regulations 2003 and any legislation implementing, amending, augmenting or replacing the same.

1.29	Data Room Drive	means the data disc or drive containing electronic copies of all the Data Room Materials to be procured from Intralinks Ltd and in Agreed Form.

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1.30	Data Room Materials

means (i) all the documents made available in the virtual data site administered by Intralinks Ltd, as listed in Schedule 1.30 and as contained on the Data Room Drive to be delivered by Seller to Buyer pursuant to Section 5.3(h), (ii) all the written responses provided to questions submitted by Buyer or its Affiliates or their respective advisors in connection with their due diligence review of the Group Companies that are contained on the Data Room Drive, and (iii) the IPO Prospectus.

1.31	Deeds of Release

means one or more deeds of release (and any equivalent release document(s) or form(s) required in applicable jurisdictions) pursuant to which all of the security in respect of the Existing Debt Facilities and the Existing Hedging shall be released on the Closing Date, subject to receipt by the relevant recipients of the amounts outstanding under the Existing Debt Facilities and/or the Existing Hedging provided that filings, notarisation proceedings and other administrative requirements to technically effect such release may (pursuant to the relevant Deeds of Release) take place following the Closing Date.

1.32	De Minimis Debt	has the meaning set out in Section 5.1(a)(xxiii).

1.33	Disclosable Material Contracts	means a contact with an annual contract value, consideration, gross expenditure or payment obligation exceeding two million euro (EUR 2,000,000).

1.34	Disclosure Letter	means the disclosure letter in the Agreed Form delivered by Seller to Buyer before the signing of this Agreement.

1.35	Disclosure Material	means this Agreement, the Data Room Materials, the Disclosure Letter, the Supplementary Disclosure Letter and the Vendor Reports.

1.36	EHS Laws

means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, regulations, secondary legislation, bye-laws, civil law, criminal law and judgments and decisions of any court or tribunal), codes of practice or guidance notes which are in force and binding at the date of this Agreement and relate to Environmental Matters or Health and Safety Matters.

1.37	Encumbrance	means any pledge, charge, lien, mortgage, debenture, security interest, option, pre-emption right, condition, hypothecation, or encumbrance or restriction of any

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kind.

1.38	Environmental Claim	means a claim for breach of the Warranties set out at paragraph (EHS Matters) of the Management Warranties

1.39	Environmental Matters	means all matters relating to the control of Hazardous Substances or waste, pollution or protection of the environment and/or the health and well being of human beings and other living things.

1.40	Equity Instruments

means any shares or capital stock of any class, or any option rights or debt or equity securities which are convertible into or exchangeable for shares or capital stock, or any other instruments or rights entitling to any equity or ownership interest (including any contractual rights containing equity-like features, such as stock appreciation rights, phantom stock, profit participation or stock-based performance units).

1.41	Exchange Rate

means in respect of a particular currency for a particular date, the spot rate of exchange (the closing mid-point) for that currency into euro on such date as published in the London edition of the Financial Times first published after that date or, where no such rate is published in respect of that currency for such date, at the rate quoted by the European Central Bank as at the close of business in Helsinki on such date

1.42	Existing Debt Facilities

means (i) the facilities under the senior facilities agreement dated 28 March 2017 (as amended and/or restated from time to time) between, among others, Paroc and ING Bank N.V., London Branch as Agent and Security Agent (the “Senior Facilities Agreement”) (and any replacement and/or refinancing thereof); (ii) the factoring agreement dated June 30, 2015, as amended on November 3, 2015, between Paroc Oy Ab and Danske Finance Oy as the sponsor; and (iii) the factoring agreement entered into between Paroc AB as seller and Danske Finans/Danske Bank A/S, Denmark, Sweden branch with a limit of SEK 56,000,000 (together with the factoring agreement in (ii) above, the “Factoring Agreements”).

1.43	Existing Debt Security	means the security entered into in connection with any Existing Debt Facilities.

1.44	Existing Hedging	means (i) the over-the-counter rate swap transaction with Danske Bank Plc dated June 4, 2014 for the notional amount of €115,000,000, (ii) the over-the-

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counter swap transaction dated May 29, 2017 with Nordea Bank AB (publ) for the notional amount of €115,000,000, and any other hedging entered into by a Group Company which is also secured by the Existing Debt Security.

1.45	Fairly Disclosed

means fairly disclosed to Buyer in the Disclosure Material, in each case with sufficient detail to allow Buyer to identify the nature and scope of the risk, fact, matter, occurrence, event or circumstance disclosed and of the extent of its consequences.

1.46	Financial Debt

means any borrowings and indebtedness in the nature of borrowings (including by way of loan stocks, bonds, debentures, notes, overdrafts or any similar arrangements the purpose of which is to raise money) owed to any banking, financial, lending or other similar institution or organization, any payments in the nature of finance charges or repurchase amounts and debt indemnity under factoring and invoice discounting arrangements.

1.47	Full Title Guarantee	means with the benefit of the implied covenants set out in Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 when a disposition is expressed to be made with full title guarantee.

1.48	Fundamental Warranty Claim	means a claim for breach of a Seller Fundamental Warranty.

1.49	Governmental Entity

means any supranational, national, state, municipal or local governmental (including any court, commission, or other authority or administrative agency) or any quasi-governmental or private body exercising any authority in regulatory, Tax, or other governmental or quasi-governmental matters, including any merger control or competition authorities, tax authorities, and the European Commission.

1.50	Group Companies	means the Company and the Subsidiaries.

1.51	Group Company Intellectual Property	means all Intellectual Property that is owned or purported to be owned by any Group Company.

1.52	Group Company Intellectual Property Registrations

means all Group Company Intellectual Property that is subject to any issuance, registration or application by, to or with any Governmental Entity, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the

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foregoing

1.53	Hazardous Substances

means any substance regulated or classified as a hazardous waste, a hazardous or toxic substance, a pollutant, a contaminant or words of similar meaning or effect, or any material or substance (regardless of physical form or concentration) that could give rise to liability, under any EHS Law, including oil, petroleum or petroleum containing or derived materials, asbestos or asbestos containing materials, urea formaldehyde insulation, radioactive materials, lead and polychlorinated biphenyls.

1.54	Health and Safety Matters	means all matters relating to the health and safety of any person, including any accidents, injuries, illnesses, diseases and dangerous occurrences or practices.

1.55	Intellectual Property

means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world:

a)  issued patents and patent applications, including utility models (or equivalent invention ownership rights);

b)  trademarks, service marks, brands, certification marks, logos, trade dress or trade names together with the associated goodwill;

c)  copyrights and works of authorship;

d)  internet domain names and social media account or user names, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto;

e)  trade secrets, know-how, inventions, discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein;

f)   computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and

g)  all registrations, applications for registration, and

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renewals of, any of the foregoing.

1.56	IPO Prospectus	means the draft IPO Prospectus of Paroc included at document reference 15.2 of the Data Room Materials.

1.57	Key Employees

means each of the Warrantors that are members of the executive management team of the Group Companies, namely Anders Dahlblom (Chief Financial Officer), Joakim Westerlund (SVP, Business Development), Johan Magnusson (SVP, Technical Insulation), Jari Airola (SVP, Building Insulation), Patrik Ahlbäck (VP, Purchasing and Logistics), Vesa Karvonen (General Counsel), Joakim Flinck (Director, Group Finance) and Taija Lehtola (HR Director).

1.58	Law	means any applicable law, order, writ, treaty, decree, ordinance, statute, regulation, constitution, code, requirement, rule of law (including common law) or directive in force from time to time.

1.59	Leakage

means the occurrence of any of the following during the Locked Box Period:

a)  any dividend or other distribution (whether in cash or in kind) declared, paid or made by any Group Company to Seller, any Affiliate of Seller or any Management Related Party;

b)  any payments made whether in cash or in kind or assets transferred by any Group Company to Seller, any Affiliate of Seller or any Management Related Party including without limitation any service, monitoring, management or similar fee;

c)  any payments made whether in cash or in kind or assets transferred or surrendered by any Group Company to Seller, any Affiliate of Seller or any Management Related Party in respect of any redemption or purchase of shares or other equity securities of the Group Companies, or any other return of capital by any Group Company to Seller, any Affiliate of Seller or any Management Related Party;

d)  any waiver, deferral or release by any Group Company of any right to any obligation, amount or benefit owed to such Group Company by, or due to such Group Company from, Seller, any Affiliate of Seller, or any Management Related Party or any assumption or discharge of any liability (including in relation to any recharging of

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costs of any kind) by any Group Company;

e)  any transaction or retention bonuses or other amount or benefit payable, in each case, by any Group Company to any present or former employee, officer, director, consultant or other member of management in connection with the implementation of the Transaction;

f)   any payment by any Group Company of the advisor fees and costs of a Group Company, any Seller, any Affiliate of Seller, or any Management Related Party to the extent such fees and costs relate to the Transaction hereunder or the proposed initial public offering of the Group Companies (or holding company thereof) (but excluding for the avoidance of doubt the repayment of the Existing Debt Facilities and any filing fees paid in connection with the satisfaction of the conditions as contemplated by this Agreement);

g)  any assumption, guarantee, grant of security, discharge, incurrence or conclusion of, or in respect of, any liability of Seller, any Affiliate of Seller or any Management Related Party, by any Group Company;

h)  any loan (other than a loan entered into in the Ordinary Course of Business and on arm’s-length terms) by any Group Company to, or any granting of an Encumbrance over any rights or assets of the Group Companies in favour of or for the benefit of, Seller, any Affiliate of Seller or any Management Related Party;

i)   any binding undertaking, resolution or agreement by any of the Group Companies to do any of the matters referred to in a) to h) above; and

j)   any Tax or amount in respect of Tax payable or suffered by any Group Company in respect of or in consequence of any of the matters referred to in paragraphs a) to i) inclusive above, save to the extent that the Tax is reduced by any Relief available to any Group Company which arose before the Locked Box Date other than (i) any Relief which is included as an asset in the Locked Box Accounts or (ii) any Relief which is taken into account in computing (and so reduces) any provision for Tax in the Locked Box Accounts in circumstances where the use of

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the Relief to reduce any Tax Liability referred to in this sub-paragraph (j) would give rise to a Tax Liability for which Buyer is not effectively indemnified pursuant to the provisions of Schedule 1.104 and the W&I Insurance, excluding, in each case, any Permitted Leakage.

1.60	Locked Box Accounts	the Locked Box Company Accounts and the Locked Box Paroc Accounts.

1.61	Locked Box Company Accounts

the balance sheet of the Company as at 30 September 2017 that has been prepared by the Company and reviewed (but not audited) by the Group Companies’ auditor KPMG Oy Ab, attached hereto as Schedule 1.61.

1.62	Locked Box Date	30 September 2017.

1.63	Locked Box Paroc Accounts

the consolidated management accounts (and notes thereto) of the Subsidiaries for the period from the Accounts Date up to and including 30 September 2017 that have been prepared by the Subsidiaries and reviewed (but not audited) by the Group Companies’ auditor KPMG Oy Ab, attached hereto as Schedule 1.63.

1.64	Locked Box Period	means the period starting at 00:01 hours (EET) on 1 October 2017 and ending upon the Closing.

1.65	Locked Box Valuation	has the meaning set out in Section 3(a)(i).

1.66	Long Stop Date	has the meaning set out in Section 6.2(a)(ii).

1.67	Loss

means, in respect of any matter, any direct and reasonably foreseeable indirect, liability, loss, damage, demands, disbursements, claims, suits, assessments, fines, fees, expenses, payments, penalties, Taxes and costs (including any interest payable in respect of any of the foregoing and any legal and other professional fees and costs, in each case, reasonably incurred).

1.68	Loss Threshold	has the meaning set out in Section 10.2.1(e).

1.69	Management Related Parties	means each of the Key Employees and Kari Lehtinen, and each of their respective Connected Persons.

1.70	Management Warranties	has the meaning set out in Section 8.1(a)(ii).

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1.71	Management Warranty Claim	means a claim for breach of a Management Warranty.

1.72	Material Adverse Event

means any event which:

a)   first occurs after the date of this Agreement;

b)   causes an unscheduled or unplanned shutdown, interruption or disruption of operations (in whole or in part) at one or more of the production facilities of the Group (excluding routine or planned maintenance);

c)   causes (or would cause), over a period of 90 days from the date on which the event occurs, an unplanned reduction in the Group Companies’ aggregate production volume of twenty-seven and a half per cent. (27.5%) or more when compared to the volume produced in the corresponding 90 day period in the previous calendar year; and

d)   is not and is not solely caused by:

i.    changes in interest rates, exchange rates or securities, raw material or commodity prices;

ii.   changes in business, economic, financial, regulatory, market or political conditions generally, except (only with respect to regulatory or political conditions) to the extent that such changes have a disproportionate effect on the Group Companies relative to others operating in the same industry in some or all of the same countries in the Baltic Region in which the relevant changes occur;

iii.  changes in conditions generally affecting the industry in which the Group Companies operate;

iv.   changes in laws, regulations or accounting practices (including as they relate to taxation);

v.   any act of God, natural disaster, nuclear disaster, act of terrorism or war, sanction or embargo, except to the extent that the same have a

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disproportionate effect on the Group Companies relative to others operating in the same industry in some or all of the same countries in the Baltic Region in which the relevant event occurs; and/or

vi.   any act or omission of Buyer or any of its Affiliates, or taken at the request of or with the consent of Buyer or any of its Affiliates.

1.73	Material Contract

means any contract to which any of the Group Companies is a party (but excluding any contracts solely between the Group Companies), and:

a)  having an annual contract value, consideration, gross expenditure or payment obligation exceeding two million euro (EUR 2,000,000);

b)  that contains a covenant or other provisions that materially restrict the manner or geographical area in which; or parties with whom, any Group Company can conduct its Business;

c)  that are employment or consulting agreements that provide for an annual compensation of one hundred and fifty thousand euro (EUR 150,000) or more;

d)  under which Seller, any Affiliate of Seller or any Group Company has sold or disposed of any shares or Equity Instruments in companies or any material business or material business assets, and where any Group Company remains subject to potential liability in excess of two million euro (EUR 2,000,000);

e)  for supply which cannot be replaced without material disruption to the business of the Group Companies taken as a whole;

f)   with a fixed term of more than 3 years or which does not have a fixed term and is not terminable on notice of 6 months or less;

g)  which is or is liable to be terminated or altered unilaterally by another party as a result of any change in the control of management or shareholders of the relevant Group Company;

h)  that is a license, sublicense, consent to use agreement, settlement, coexistence agreement,

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covenant not to sue, waiver, release, permission or other contract, relating to Intellectual Property that is material to the Business, other than with respect to non-exclusive licenses of Group Company Intellectual Property granted by a Group Company in the Ordinary Course of Business or relates to commercially available off-the-shelf software;

i)   to which any Governmental Entity or entity owned or controlled by a Governmental Entity is a party or beneficiary, to which any official of a Governmental Entity is a party or beneficiary to or that involves a third party interacting with any Governmental Entity of official of any Governmental Entity on behalf of any Group Company; and

j)   any other agreement or arrangement which: (i) is of a business critical nature to the Group Companies; or (ii) was not entered into on arm’s length terms.

1.74	Material Customers

means the ten (10) largest customers and distributors for each of the building insulation and technical insulation businesses of the Group Companies, in each case measured by revenue generated for the fiscal year ending on the Accounts Date.

1.75	Material Suppliers	means the ten (10) largest suppliers for the Group Companies measured by costs incurred (exclusive of value added tax) for the fiscal year ending on the Accounts Date.

1.76	Notified Leakage	has the meaning set out in Section 4(c).

1.77	Ordinary Course of Business	means the ordinary course of business of the Group Companies as a going concern and in a manner consistent with past practice.

1.78	Paroc	has the meaning set out in Recital B.

1.79	Paroc Limited Facilities Agreement	means the facility agreement dated 19 April 2011 between Paroc Limited and Nordea Bank Finland plc, London Branch as novated by Nordea Bank Finland plc, London Branch to Nordea Bank AB, London Branch.

1.80	Party	means Seller, the Warrantors or Buyer, as the case may be.

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1.81	Past Accounts	means the Annual Accounts and the audited consolidated accounts of Paroc and each of its Subsidiaries for the accounting period ended 31 December 2015.

1.82	Payee Party	has the meaning set out in Section 14.3.

1.83	Paying Party	has the meaning set out in Section 14.3.

1.84	Permitted Leakage

means:

a)  payments or reimbursement of costs and expenses paid or to be made by any Group Company to any member of the Board of Directors of the Group Companies in the Ordinary Course of Business up to an aggregate amount of twenty thousand euro (EUR 20,000) per calendar month;

b)  termination and release of any obligations under the Contribution Agreement prior to or as at the Closing pursuant to the Termination Agreement;

c)  any payments required to be made pursuant to the Separation Agreement and costs incurred in connection with the Separation Agreement;

d)  any payments required to be made pursuant to, and costs incurred in connection with, Section 5.3(j);

e)  salaries, remunerations, fees and reimbursement of costs and expenses paid or to be paid to the employees, officers, or directors of the Group Companies in the Ordinary Course of Business and in accordance with their terms of employment, engagement or other service with any Group Company or any existing remuneration or reimbursement policy of the Group Companies, and any Taxes related thereto up to an aggregate amount of seven million five hundred thousand euro (EUR 7,500,000) per calendar month (plus an additional amount of up to four million euro (EUR 4,000,000) in April 2018);

f)   any action or matter undertaken or to be undertaken at the written request of Buyer or pursuant to or in accordance with this Agreement; and

g)  any Tax or amount in respect of Tax payable or

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suffered by any Group Company in respect of or in consequence of any of the matters referred to in paragraphs a) to e) inclusive above.

1.85	Pre-Closing Event	has the meaning given in Section 12.2.

1.86	Purchase Price	has the meaning set out in Section 3(a).

1.87	Project Parry Existing Intercompany Loan

intercompany loan made by Project Parry Jersey Limited to the Company pursuant to the intercompany loan agreement dated 9 February 2015 between Project Parry Jersey Limited and Parry 1 Holding AB and as amended on 1 January 2016 and 28 June 2016.

1.88	Project Parry Existing Intercompany Loan Amount

means all principal and interest outstanding at Closing in respect of the Project Parry Existing Intercompany Loan together with any other amounts required to repay and discharge the loan in full at Closing.

1.89	Properties	means the land and buildings set out in Schedule 1.89.

1.90	Release Documents

means:

a)  the Deeds of Release;

b)  letters confirming the close out amounts in respect of the Existing Hedging;

c)  a customary pay-off letter in respect of all amounts outstanding under the Senior Facilities Agreement; and

d)  a prepayment notice in respect of the prepayment of all amounts outstanding under the Senior Facilities Agreement which either (i) elects that clause 12.7(b) (Right to refuse payment) of the Senior Facilities Agreement shall not apply; or (ii) is otherwise in a form acceptable to Buyer (acting reasonably) (the “Prepayment Notice”).

1.91	Release Amount	has the meaning set out in Section 7.1(d).

1.92	Relief

includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any right to or actual repayment of or saving of Tax (including any repayment supplement, fee or interest in

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respect of Tax).

1.93	Representatives	has the meaning set out in Section 12.1(b).

1.94	Restricted Period	means a period of three (3) years commencing on the Closing Date;

1.95	Restrictive Covenants	means the restrictive covenants set out in Schedule 1.95;

1.96	Rules	has the meaning set out in Section 14.14.

1.97	Seller	has the meaning set out in the introductory paragraphs of this Agreement, i.e. Parry Investments SA.

1.98	Seller Fundamental Warranties	has the meaning set out in Section 8.1(a)(i).

1.99	Separation Agreement	means the agreement in the form approved by Buyer to be entered into between Paroc and Kari Lehtinen.

1.100	Shares	has the meaning set out in the Recitals, Section A.

1.101	Subsidiaries	means all (direct and indirect) subsidiaries of the Company, as listed in Schedule B.

1.102	Supplementary Disclosure Letter	means any supplementary disclosure letter delivered by the Warrantors at Closing in accordance with Section 7.2(c) (together with any attachments to such letter).

1.103	Tax or Taxes

means: (a) taxes on income, profits and gains; and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes and any social security contributions, together with all penalties, charges, fees and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.

1.104	Tax Indemnity	means the tax indemnity set out paragraph of Schedule 1.104.

1.105	Tax Indemnity Claim	means a claim under the Tax Indemnity.

1.106	Tax Liability	has the meaning set out in Schedule 1.104.

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1.107	Tax Warranty Claim	means a claim for breach of the Warranties set out at paragraph (Taxes) of the Management Warranties.

1.108	Technical Confidential Information	means all know-how and other Intellectual Property of the Group Companies associated with Business or the operation of the Business.

1.109	Termination Agreement

means an agreement in the Agreed Form to be entered into on or around the date of this Agreement between Paroc and other parties to the Contribution Agreement effecting the termination and release of any obligations under the Contribution Agreement with effect from Closing.

1.110	Trade Law

means any Law concerning the import, export or re-export of products, services or technology, corruption, bribery, sanctions, anti-boycott measures or blocking statutes, embargoes or restrictions on trade with designated countries, geographies, entities, bodies, groups or individuals, antidumping, countervailing duty, the authorisation to hold an ownership interest in a business located in a foreign country, foreign ownership of a domestic business, holding foreign currency, repatriating funds, anti-money laundering or making or receiving international payments.

1.111	Transaction Documents	means this Agreement and each of the documents to be executed and delivered under Section 7.

1.112	VAT	means value added tax and any similar sales or turnover tax.

1.113	Vendor Reports

means (i) the Paroc IPO Support Report prepared by Bain & Company Inc. or its affiliates and addressed to Paroc dated 30 September 2017 and (ii) the Project Parry II IPO tax due diligence report dated 30 September 2017 (and addendum to such tax due diligence report dated 13 October 2017) prepared by KPMG Oy Ab and addressed to Paroc, each for the purposes of the public listing of Paroc Group Oyj’s shares.

1.114	Warranties	mean the Management Warranties and the Seller Fundamental Warranties.

1.115	Warrantor Knowledge	means the actual knowledge of any of the Warrantors as at the date hereof (and, in respect of the Warranties when deemed repeated on the Closing Date, as at the

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Closing Date), and such knowledge that any Warrantor has or would have had if it had made due and careful enquiry as to the matter which is the subject of the statement of each other and of Joakim Flinck (Director, Group Finance) and Taija
Lehtola (HR Director).

1.116	Warrantors	has the meaning set out in the introductory paragraph of this Agreement.

1.117	Warranty Claim	means a Fundamental Warranty Claim or a Management Warranty Claim.

1.118	W&I Insurance	means the insurance policy contracted by Buyer or its Affiliate with Hunter George & Partners Limited in relation to liability under the Warranties and the Tax Indemnity.

The definitions set forth or referred to above apply equally to both the singular and plural forms of the terms defined. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation”. All references herein to Sections, Subsections and Schedules are deemed to be references to Sections and Subsections of, and Schedules to, this Agreement unless the context otherwise requires. Unless the context otherwise requires, any reference to any contract, instrument or Law is a reference to it as amended and supplemented from time to time. Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) is to be interpreted as a reference to a calendar day or number of calendar days and if a period of time is specified and dates from a given day or the day of an act or event, it will be calculated exclusive of that day. Unless a contrary indication appears, any reference in this Agreement to a time of day is a reference to Central European Time (CET). Any references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include that which in that jurisdiction most nearly approximates to the English legal term in question. Except where expressly provided to the contrary, references to statutory provisions shall be construed as references to those provisions as respectively amended, consolidated, extended or re-enacted from time to time and shall include the corresponding provisions of any earlier legislation (whether repealed or not) and any orders, regulations, instruments or other subordinate legislation made from time to time under the statute concerned. Where it is necessary to determine whether a monetary limit or threshold set out in Section 10.2.1 has been reached or exceeded (as the case may be) and the value of any of the relevant claims is expressed in a currency other than euro, the value of each such claim shall be translated into euro at the Exchange Rate on the date of receipt of written notification of the existence of such claim in accordance with Section 10.3. A reference to a “person” shall be construed so as to include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited partnership, limited liability partnership, works council or employee representative body (in each case whether or not having separate legal personality).

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2.	SALE AND PURCHASE OF SHARES

2.1	Object of Sale

Upon the terms and subject to the conditions set out herein, Seller agrees to sell and Buyer agrees to purchase, effective as of the Closing Date, the Shares free from all Encumbrances and with Full Title Guarantee, together with the benefit of all rights attaching to them, including all rights to dividends and other distributions from Closing.

2.2	Transfer of Ownership

Ownership of the Shares will pass from Seller to Buyer at the Closing against payment of the Purchase Price in full and fulfillment of the Closing events set out in Section 7.1(d) and (e).

3.	PURCHASE PRICE

(a)	The aggregate purchase price for the Shares (the Purchase Price) is an amount equal to the aggregate of:

(i)	four hundred and seventy eight million euro (EUR 478,000,000) (the Locked Box Valuation);

plus

(ii)	an amount equal to two per cent. (2%) per annum (360-day year) on the Locked Box Valuation calculated on a daily basis for the Locked Box Period (up to and including the Closing Date);

less

(iii)	any Notified Leakage; and

less

(iv)	the Project Parry Existing Intercompany Loan Amount.

(b)

The Purchase Price is payable by Buyer at the Closing in full and in immediately available funds (in euro) in a single transfer to a single bank account notified by Seller at least five (5) Business Days prior to the Closing Date.

(c)	Seller shall provide Buyer with its calculation of the Purchase Price at least five (5) Business Days prior to the Closing Date.

4.	LEAKAGE

(a)	Seller and each Warrantor warrants to Buyer that:

(i)	there has been no Leakage from (but excluding) the Locked Box Date to the date of this Agreement; and

(ii)	no arrangement or agreement has been made, entered into or committed to that has resulted in any Leakage from (but excluding) the Locked Box Date to the

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date of this Agreement, or will result in any Leakage during the period from and including the date of this Agreement to Closing.

(b)	Seller and each Warrantor covenants and undertakes to Buyer that if:

(i)	there has been Leakage from (but excluding) the Locked Box Date to the date of this Agreement, or there is Leakage in the period from and including the date of this Agreement to Closing; or

(ii)

any arrangement or agreement has been made, entered into or committed to or is made or entered into that will result in any Leakage during the period from and including the date of this Agreement to Closing, then, Seller shall, subject to Sections 4(d), (e) and (f) below, following Closing, pay or procure payment in cash to Buyer (within thirty (30) Business Days of receipt by Seller of a written demand from Buyer) a sum equal to the amount of such Leakage.

(c)

If Seller or any Warrantor after the date of this Agreement becomes aware of any matter which constitutes Leakage, Seller or the relevant Warrantor shall deliver to Buyer a statement setting out the nature and amount of such Leakage not later than five (5) Business Days prior to Closing. Any such Leakage notified to Buyer is referred to in this Agreement as Notified Leakage.

(d)	Seller’s liability pursuant to Sections 4(a) and (b):

(i)

is subject to Seller receiving from Buyer a written notice together with the relevant particulars specifying the nature of the Leakage in reasonable detail and the amount required to be paid in respect thereof;

(ii)	shall terminate on the date falling nine (9) months from the Closing Date; and

(iii)	shall in no event exceed the total Purchase Price actually received by Seller.

(e)

If Seller disagrees with Buyer’s Leakage notification made pursuant to Section 4(d)(i) above or any part thereof, and Buyer and Seller are unable to agree whether or not Seller is responsible to pay any amount of Leakage, Seller will not be required to pay to Buyer such amounts that are in dispute unless and until the matter has been finally settled in accordance with Section 14.14 (Arbitration).

(f)	For the purposes of Sections 4(a) and (b) the amount of any Leakage shall:

(i)

not include any amount in respect of VAT which is actually recoverable by repayment or credit by a Group Company or by the representative member of any group for VAT purposes of which the relevant Group Company is a member; and

(ii)

be reduced by an amount equal to any reduction in a liability of a Group Company or Buyer to make an actual payment of Tax as a result of the use by a Group Company or Buyer of any Relief which would not have been available but for the Leakage or the matter giving rise to it.

(g)	For the avoidance of doubt, the undertakings by Seller and each Warrantor set out in this Section 4 do not in any way apply to any Permitted Leakage.

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5.	PRE-CLOSING OBLIGATIONS AND COVENANTS

5.1	Conduct of Business

(a)

During the period between the date hereof and the Closing Date, and subject to Section 5.1(b) below, Seller undertakes to procure through exercising its votes as sole shareholder in the Company, and the Warrantors who are members of the Group Companies’ executive management team in such role (to the extent permitted by such person’s fiduciary duties) undertake to procure, always subject to applicable Laws including restrictions of any stand-still period or other merger control rules, that the Group Companies conduct their business in the Ordinary Course of Business (having regard to and so as to maintain (x) their business relationships with their employees, customers, suppliers, distributors and contractors, (y) the goodwill and reputation of their business and (z) their physical facilities and other material assets and policies of insurance in respect of their business, facilities and assets) and that the Group Companies do not:

(i)	declare, pay or commit to pay any dividend or other distribution (whether in cash or in kind) to any person except another Group Company;

(ii)

amend their articles of association (or similar constitutional documents), or split, combine, subdivide, reduce or reclassify any Equity Instruments in the Group Companies or issue new Equity Instruments in the Group Companies or sell, transfer or otherwise dispose of any Equity Instruments in the Group Companies;

(iii)

create any new Encumbrance over the Shares or any Equity Instruments in the Group Companies or over any material business assets of the Group Companies (save in respect of any Encumbrances required to be provided pursuant to the terms of the Senior Facilities Agreement (provided that such Encumbrances are released on Closing pursuant to the Deeds of Release)) or any cash collateral in relation to Bank Guarantee Debt;

(iv)	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalisation or other reorganisation affecting any Group Company;

(v)

make any corporate acquisitions or divestments, including acquisitions or divestments of any shares or Equity Instruments or any material business or material business assets or enter into any binding agreement with respect to any such acquisition or divestment;

(vi)

undertake or commit to undertake capital expenditure exceeding on an annualised basis the aggregate amount of two million euro (EUR 2,000,000), unless such capital expenditure has been provided for in the Annual Accounts, the Locked Box Accounts and/or the Budget;

(vii)

materially amend, extend, modify or terminate early or cause the early termination of any Material Contract during the relevant contract period if such amendment, extension, modification or termination, in the reasonable opinion of the person or persons responsible for the Material Contract, is outside the Ordinary Course of Business or is adverse to the interests of Buyer or any Group Company;

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(viii)

enter into any agreement that if in effect on the date of this Agreement would be a Material Contract, other than in connection with purchases of supplies and services and sales of products in the Ordinary Course of Business;

(ix)	dismiss or give notice of termination to any Key Employee, except for cause;

(x)	hire any employee, officer, director or other consultant who shall be entitled to receive annual salary in excess of two hundred thousand euro (EUR 200,000);

(xi)

make any amendments to the terms and conditions of employment or service (including, without limitation, remuneration, pension entitlements and other benefits) of any Key Employee other than in circumstances that do not increase the total costs of the Group Companies with respect to such persons;

(xii)

make any change in financial accounting methods, principles or practices, except as required by a change in IFRS, the independent auditors of any Group Company or applicable Law, provided further that if such a change is required, Seller shall as far as practicable give Buyer advance written notice of such change in accounting methods, principles or practices;

(xiii)	compromise or enter into a settlement with the Finnish tax authorities with respect to the transfer pricing issue currently under proceedings filed with the Finnish Supreme Administrative Court;

(xiv)

withdraw its request filed with the Finnish Tax Administration and other countries seeking relief from Double Taxation under the competent authority process with respect to the transfer pricing issue currently under proceedings filed with the Finnish Supreme Administrative Court;

(xv)

provide any tax administration, court or tribunal with waivers or similar documents extending or reducing the limitation period for which Tax legislation will apply to any transaction(s) entered into by the Group Companies;

(xvi)	file corporate income tax returns or amended corporate income tax returns for any years with any tax authority where such returns are materially inconsistent with past practice;

(xvii)	restructure or reorganise the ownership of any Group Company Intellectual Property;

(xviii)	settle or compromise the existing VAT claims filed in Russia (to the extent that any such VAT claims remain outstanding at the date of this Agreement);

(xix)

settle or compromise any Tax audits, enquiries or investigations or take any material action in relation thereto in circumstances where such action (i) is materially inconsistent with the conduct of the audit, enquiry or investigation as at the date of this Agreement (taking into account the conduct leading up to the date of this Agreement) or (ii) could reasonably be expected to give rise to a material Tax Liability for which Buyer would not have a right to make a Tax Warranty Claim or Tax Indemnity Claim (ignoring for these purposes any financial limitations);

(xx)	change its taxable year, or obtain any Tax ruling (where such ruling (i) is material and outside the Ordinary Course of Business or (ii) could reasonably

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be expected to give rise to a material Tax Liability for which Buyer would not have a right to make a Tax Warranty Claim or Tax Indemnity Claim (ignoring for these purposes any financial limitations)) or waive any right to claim a Tax refund;

(xxi)

except for non-exclusive licenses in the Ordinary Course of Business consistent with past practice, or between the Group Companies, grant to or acquire, or dispose of or permit to lapse, any rights to any material Intellectual Property;

(xxii)

incur or allow to remain outstanding any Financial Debt (other than (A) any Facility B Loan (as defined in the Senior Facilities Agreement) outstanding as at the date of this Agreement, (B) utilisations under the Revolving Facility (as defined in the Senior Facilities Agreement) (the “RCF”) of up to EUR 5,000,000 in aggregate between 1 January 2018 and 31 January 2018, (C) utilisations under the RCF of a further EUR 20,000,000 in aggregate between 1 February 2018 and 30 June 2018 (provided that the total amount of such utilisations does not increase by more than EUR 5,000,000 in a calendar month), (D) utilisations under the RCF to the extent required to fund any advisor fees and costs referred to in the definition of Leakage and provided that such advisor fees and costs are taken into account in the determination of the Purchase Price as Notified Leakage, (E) under the cash pooling agreements in place as at the date of this Agreement, (F) under any Factoring Agreement, (G) under the Paroc Limited Facilities Agreement up to a total amount of GBP 48,000; (H) in respect of the Existing Hedging and any other Ordinary Course of Business hedging, (I) up to EUR 2,500,000 in aggregate in respect of bank guarantees outstanding or incurred in the Ordinary Course of Business (“Bank Guarantee Debt”) (J) up to EUR 2,500,000 in aggregate of any other Financial Debt outstanding or incurred in the Ordinary Course of Business (“De Minimis Debt”);

(xxiii)

start, institute, compromise, settle, release or discharge any litigation or arbitration proceedings or a liability, claim, action, demand or dispute, or waive a right in relation to litigation or arbitration proceedings, in each case with a value in excess of two hundred thousand euro (EUR 200,000) or five hundred thousand euro (EUR 500,000) in aggregate; or

(xxiv)	commit, resolve, agree to take or authorise any of the foregoing actions.

(b)	Section 5.1(a) does not restrict or prevent:

(i)	any payment made or other action taken in respect of any Permitted Leakage;

(ii)	any matter consented to by Buyer in writing (such consent not to be unreasonably denied, delayed or conditioned) or undertaken at the written request of Buyer;

(iii)

performance of any action reasonably undertaken by a Group Company in the best interest of such Group Company in any force majeure or emergency situation with the intention of minimising any adverse effect to the Group Companies (and of which Buyer will be promptly notified);

(iv)	performance of any action undertaken pursuant to any agreement or arrangement entered into by the Group Companies prior to the date hereof, or

Page | 28

as may be required under applicable Law or by any Governmental Entity, or provided for in this Agreement or to give effect to the Transaction;

(v)	a capital investment in the expansion of the Trzemeszno plant of approximately fifty-nine million euro (EUR 59 million); or

(vi)	the acquisition of equipment from LLC Partner Plus in Russia for consideration of approximately 75 million Ruble (RUB 75 million).

5.2	Authority Approvals

(a)

Buyer shall, at its own cost and expense, as soon as reasonably practicable and not later than within twenty (20) Business Days from the date hereof, prepare and file, in consultation with Seller, all necessary filings or, as may be required or appropriate, draft filings and documents required for the Authority Approvals, and shall use its best endeavours to obtain such Authority Approvals in order to enable the consummation of the Transaction promptly after the date of this Agreement, it being understood that the twenty (20) Business Day filing deadline shall apply only to the extent that Seller has fully provided all required information to prepare the filings at least fifteen (15) Business Days from the date hereof. Buyer shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required to obtain the Authority Approvals and subject to the provisions of this Section 5.2 shall take all steps necessary for that purpose. Without prejudice to the generality of this Section, Buyer shall:

(i)	engage and negotiate in good faith with all such relevant Governmental Entities;

(ii)

consult with Seller and its advisers in relation to the direction and strategy of any filing process pursuant to the provisions of this Section 5.2, including in relation to all material decisions as to steps to be taken in order to obtain Authority Approvals, taking due consideration of Seller’s reasonable suggestions and advice;

(iii)

on a regular basis inform Seller of the progress of the negotiations and discussions with Governmental Entities and give Seller and its advisors reasonable opportunity to participate in such negotiations and discussions to the extent legally permissible and practicable, sharing via Seller’s advisers where necessary in order to ensure full preservation of Buyer’s business secrets and any confidentiality obligations Buyer is bound by;

(iv)

provide, and shall ensure that its advisors provide, reasonable access to Seller and its advisors, acting reasonably, to review material submissions (taking due consideration of Seller’s reasonable suggestions and advice) to the relevant Governmental Entities and to monitor the filing process, sharing via Seller’s advisers where necessary in order to ensure the full preservation of Buyer’s business secrets and any confidentiality obligations Buyer is bound by;

(v)

to the extent practicable, notify Seller sufficiently in advance (and provide copies or, in the case of non-written communications, details) of any material notification or submission it proposes to make or submit to any such Governmental Entity relating to any such consent, approval or action;

(vi)	regularly review with Seller the progress of any notifications or filings and, to the extent legally permissible and practicable, sharing via Seller’s advisers where

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necessary in order to ensure the full preservation of Buyer’s business secrets and any confidentiality obligations Buyer is bound to, permit Seller or its advisers to attend meetings with any Governmental Entity (unless prohibited by the Governmental Entity or other person); and

(vii)

immediately after receipt of any Authority Approvals inform Seller thereof and, if applicable, produce to Seller such evidence as Seller may reasonably require of the receipt of the Authority Approvals.

(b)

Subject to the provisions of this Section 5.2, Buyer shall carry out all acts and measures necessary and shall use its best endeavours to ensure that all Authority Approvals are obtained without delay, including by:

(i)

offering to any Governmental Entity any undertakings that may be necessary as a condition to obtaining clearance in relation to the Authority Approvals at the first stage of the relevant Governmental Entity’s review process. For the avoidance of doubt, such undertakings may include the divestment of, or behavioral undertakings relating to, all or part of any business, activities or assets of any enterprise that is controlled by the Buyer Group or the Group Companies. Buyer shall use its best endeavours to perform any such undertakings that are offered to and accepted by any Governmental Entity. For the avoidance of doubt, and notwithstanding anything herein to the contrary, (i) in no case will Buyer (or any member of the Buyer Group) be required to take any action pursuant to this Section 5.2(b) to offer or agree to any undertakings that is not conditional upon the occurrence of Closing; and (ii) Buyer shall be entitled to contest the views of any Governmental Entity to the extent it reasonably considers those views to be based on inaccurate or misleading facts or assumptions;

(ii)	providing to any Governmental Entity such information and documents as may be reasonably requested by such Governmental Entity; and

(iii)

taking any further steps to resist, modify, reverse, suspend, prevent, eliminate or remove any preliminary, temporary or permanent injunction, decision, order, judgment or determination by any Governmental Entity that would prohibit, delay, restrain or otherwise impair any Authority Approval.

(c)

Buyer shall not make any filing with any antitrust authority which is not required in order to fulfil the Authority Approvals Condition without obtaining the prior written consent of Seller to the making of it and to its form and content (such consent not to be unreasonably withheld, conditioned or delayed).

(d)

Seller shall, to the extent legally possible, provide promptly on request, to Buyer, its advisors or the relevant Governmental Entity, any information and documents regarding the Group Companies and the Business as may be requested by Buyer (acting reasonably) or such Governmental Entity for the purposes of this Section 5.2.

(e)

Subject to compliance by Buyer with its obligations set out in this Section 5.2, Buyer will (i) have the sole right to determine and direct the strategy and process by which the Parties will seek, and to make the final decision on which steps to take in obtaining, the Authority Approvals and (ii) be entitled to take the lead in all joint meetings and communications with any Governmental Entity with respect to the same.

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5.3	Other obligations between the date of this Agreement and the Closing Date

(a)

Unless restricted by any applicable Laws, stand-still period or other merger control rules, between the date of this Agreement and the Closing Date, Seller shall furnish to Buyer and its Representatives, at Buyer’s cost and expense, reasonable access during normal business hours and upon reasonable notice, to the properties, assets, books and records of the Group Companies, and prompt provision of such information as Buyer may reasonably request in order to enable Buyer to prepare consolidated accounts for the Company and Subsidiaries for the period from 1 January 2017 to the Locked Box Date.

(b)	Seller shall instruct the Group Companies to request from their current lenders and shall use reasonable endeavours to provide to Buyer:

(i)

no later than seven (7) Business Days prior to the Closing Date, a schedule or customary pay-off letter(s) setting out the amount (including any accrued interest, break costs, prepayment or similar fees, and any other charges or costs) required to discharge all amounts owed by the Company and any other Group Company under their Existing Debt Facilities and to close-out any Existing Hedging, in each case at the Closing Date (prepared on the basis that all such facilities, hedging and related arrangements are terminated as of the Closing Date) and to release all security in relation to such Existing Debt Facilities and Existing Hedging; and

(ii)	no later than fifteen (15) Business Days after the date of this Agreement, draft(s) of the Release Documents.

(c)

Buyer shall, and shall procure that its Affiliates shall, take all steps necessary to enforce any and all rights that they may have under any financing arrangements in order to allow Buyer to draw down and/or make available to it immediately available funds on or prior to Closing, in each case as required to make all payments contemplated under this Agreement.

(d)

Seller shall deliver the Prepayment Notice to the Agent (as that term is defined in the Senior Facilities Agreement) no later than five (5) Business Days (as that term is defined in the Senior Facilities Agreement) prior to the Closing Date and provide Buyer with a copy thereof.

(e)

Following circulation of the draft Deeds of Release, Seller and Buyer shall cooperate (each acting reasonably) in respect of any comments that Buyer may have on the Deeds of Release and on any revised drafts of such documents and Seller shall use reasonable endeavours in the course of negotiations with counsel for the existing finance providers (and their agents) to incorporate any such comments in the Deeds of Release.

(f)	Seller shall use reasonable endeavours to, at or prior to Closing:

(i)

deliver to Buyer a written (including by way of email) confirmation from Finnish Funding Agency for Innovation (Tekes) that it has been notified of the transactions contemplated by this Agreement and that it does not foresee any reason to request repayment of any subsidy granted by Tekes to Paroc Oy Ab as a result of such transactions, or, if Tekes provides such confirmation to Seller

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or its counsel verbally, notify Buyer in writing (including by way of email) that such confirmation has been received;

(ii)

deliver to Buyer official excerpts from the Russian unified state register of real property with the stamp of the Russian Federal Service for State Registration, Cadastre and Cartography showing LLC “Paroc” as the registered owner of the following four real properties: (i) a storage of spinning waste (cadastral number: 69:15:0000015:1824); (ii) a storage of damp waste (cadastral number: 69:15:0000015:1825); and (iii) a shelter (cadastral number: 69:15:0000015:1822);

(iii)

to the extent required by Buyer, deliver to Buyer a written resignation of the auditors of the Company (including the documents in accordance with Chapter 9 Section 23 and 23a in the Swedish Companies Act from the auditor of the Company evidencing that he or she resigns from his or her position as auditor of the Company subject to and with effect from Closing); and

(iv)

obtain confirmation from Danske Bank Plc and/or Danske Finance Oy (as relevant) that, to the extent any “change of control” or similar provisions would apply as a result of Buyer’s ownership of the Group Companies following Closing, they will not terminate the following agreements as a result of such change in ownership (and Seller will provide copies of any such confirmation received to Buyer): (i) the multi-currency cash pool agreement, dated 25 February 2016; (ii) the zero balancing cash pool agreement, dated 25 February 2016; and (iii) the agreement on counter-indemnity for bank guarantee and related pledge commitment, dated 17 August 2012.

(g)	Seller shall at or prior to the Closing:

(i)

deliver to Buyer: (a) a copy of a sale and purchase agreement in a form acceptable to Buyer (acting reasonably and taking into account the requirements of Russian law and Russian notarial practice), duly executed by the parties thereto and certified by a Russian notary, pursuant to which a minority participatory interest in the charter capital of LLC “Paroc” is transferred from Paroc Export Oy Ab to another Group Company; and (b) certified copies of the duly executed powers of attorney granted to representatives of Paroc Export Oy Ab and such other Group Company in relation to the execution of such sale and purchase agreement (if any); and

(ii)

use reasonable endeavours to deliver to Buyer: (i) an official excerpt from the Russian Unified State Register of Legal Entities (USRLE) with the stamp of the Russian tax authorities showing such other Group Company as the new owner of such transferred participatory interest; (ii) a copy of the executed notice on transfer of such participatory interest served to LLC “Paroc”; and (iii) a copy of the document confirming that such other Group Company has paid the purchase price for the participatory interest in full.

(h)

Seller shall deliver to Buyer: (i) a copy of the Data Room Drive; and (ii) a letter from Intralinks Ltd confirming that the Data Room Drive contains a true and accurate copy of all documents and information contained in the virtual data site administered by Intralinks Ltd as at the close of business on 26 October 2017, in each case promptly following receipt thereof from Intralinks Ltd (and in any event within 3 Business Days of the date of this Agreement).

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(i)

Upon request by Buyer, Seller shall procure that Paroc executes the Separation Agreement (but, for the avoidance of doubt, Seller shall not be required to procure that Kari Lehtinen executes the Separation Agreement).

(j)

The Parties acknowledge and agree that it is their intention that Anders Dahblom will replace Kari Lehtinen as the Managing Director of Paroc prior to Closing, provided that this change in designation shall not affect any of the other terms of Mr. Lehtinen’s employment or his position as a director or officer of any of the Group Companies. The Parties agree that they will discuss in good faith the process to implement such change, taking into account their intention that the change is implemented and an orderly handover takes place prior to Closing, and will work together in good faith to obtain any consent that may be required to amend Mr. Dahblom’s or Mr. Lehtinen’s respective service contracts (to the extent relevant).

6.	CONDITIONS TO CLOSING

6.1	Conditions Precedent

(a)

The sale and purchase of the Shares at the Closing and the respective obligations of Buyer and Seller to consummate the actions set out in Sections 7.1 and 7.2 shall be subject to the satisfaction of the condition that the relevant Governmental Entities have granted, or, by virtue of the expiry of relevant waiting periods, have been deemed to have granted the Authority Approvals as set out in Schedule 6.1(a); and

(b)

The purchase of the Shares by Buyer at the Closing and the obligation of Buyer to consummate the actions set out in Section 7.1 is subject to there being no material breach of any of the Seller Fundamental Warranties which are set out in Sections 8.3(a). 8.3(b), 8.3(c), 8.3(e) and 8.4 given on the date of this Agreement (which, if capable of remedy, has not been remedied prior to Closing) or when deemed repeated immediately prior to Closing pursuant to Section 8.1(b), provided that in respect of the Seller Fundamental Warranty set out in Section 8.3(c), a breach shall only be considered to be material if it is in respect of a material operating Group Company or a direct or indirect parent undertaking of a material operating Group Company.

6.2	Termination

(a)	This Agreement may be terminated prior to the Closing:

(i)	by mutual written termination duly executed by both Buyer and Seller;

(ii)

by Seller or Buyer, if the condition precedent to the Closing set out in Section 6.1(a) has not been fulfilled or waived on or before the date falling six (6) months after the date of this Agreement (the Long Stop Date), provided that Seller may extend the Long Stop Date by written notice to Buyer by up to two (2) additional months from the original Long Stop Date;

(iii)	by Buyer if the condition precedent to the Closing set out in Section 6.1(b) has not been fulfilled or waived by Buyer (in its absolute discretion) by written notice to Seller; or

(iv)	by Buyer by written notice to Seller, if a Material Adverse Event arises or occurs;

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(v)	by either Buyer or Seller, if Law permanently restrains, prohibits or makes illegal the consummation of the Transaction, and such Law becomes effective (and final and non-appealable); or

(vi)	in accordance with Section 6.2(b) or 6.2(c).

(b)

If on the Closing Date Seller fails to comply in any respect with its obligations under Sections 7.2(d), 7.2(e), 7.2(g), 7.2(j), 7.2(m) or 7.2(n) (being its material obligations under Section 7.2), Buyer may by notice in writing to Seller:

(i)

defer Closing to a date not more than twenty (20) Business Days or less than five (5) Business Days following the Closing Date (and the provisions of this Section 6.2(b) shall apply to Closing as so deferred);

(ii)	proceed to Closing so far as practicable but without prejudice to its rights under this Agreement; or

(iii)	provided it has deferred Closing at least once pursuant to Section 6.2(b)(i), terminate this Agreement.

(c)

If on the Closing Date Buyer fails to comply in any respect with its obligations under Sections 7.1(b), 7.1(c), 7.1(d), 7.1(e) or 7.1(f) (being its material obligations under Section 7.1), Seller may by notice in writing to Buyer:

(i)

defer Closing to a date not more than twenty (20) Business Days or less than five (5) Business Days following the Closing Date (and the provisions of this Section 6.2(c) shall apply to Closing as so deferred);

(ii)	proceed to Closing so far as practicable but without prejudice to its rights under this Agreement; or

(iii)	provided it has deferred Closing at least once pursuant to Section 6.2(c)(i), terminate this Agreement.

(d)	Other than in accordance with this Section 6.2, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after the Closing).

(e)

In the event of termination of this Agreement pursuant to this Section 6.2, the sale and purchase of the Shares shall not be carried out, and this Agreement shall terminate and have no effect, except that this Section 6.2 and Sections 1 (Definitions), 10.2 (Limitations of Liability), 12.1 (Confidentiality), 14.1 (Notices), 14.5 (Entire Agreement), 14.13 (Governing Law), 14.14 (Arbitration) and 14.15 (Service Agent) of the Agreement, as well as the Confidentiality Undertaking shall survive the termination of this Agreement in accordance with their respective terms.

(f)

A Party having complied with its obligations under this Agreement is not liable for any Loss caused by the termination of this Agreement in accordance with this Section 6.2. Termination of this Agreement does not relieve the breaching Party from liability for any prior breach of its obligations under this Agreement. For the avoidance of doubt, if there has been a material breach or failure by a Party or its Affiliates to perform any covenant or agreement as set out in this Agreement, the non-breaching Party may choose to demand specific performance of any such covenants or agreements from the breaching Party or, in the absence of such specific performance, compensation for Loss.

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7.	CLOSING

The Closing shall take place on: (i) the tenth (10th) Business Day following the fulfillment or written waiver of the conditions precedent for Closing set out in Section 6.1(a) (subject to satisfaction or written waiver by Buyer of the condition precedent set out in Section 6.1(b) as at that date); or (ii) if the date set out in (i) is on or later than the twenty fifth (25th) day of any given calendar month, the first Business Day of the following calendar month; or (iii) notwithstanding sub-section (ii), if the date set out in (i) is 15 December 2017 or any day falling after 15 December 2017 and up to (and including) 2 January 2018, 3 January 2018; or (iv) such other date as may be agreed between Seller and Buyer in writing (the day on which the Closing takes place is referred to as the Closing Date), subject in each case to satisfaction or written waiver by Buyer of the condition precedent set out in Section 6.1(b) as at that date. Unless otherwise agreed between Seller and Buyer in writing, the Closing will take place on the Closing Date starting at 11.00 a.m. (UK Time) at the offices of Freshfields Bruckhaus Deringer at 65 Fleet Street, London EC4Y 1HS.

7.1	Buyer’s Obligations at Closing

At the Closing, Buyer shall:

(a)

deliver to Seller a copy of any power of attorney or corporate resolution under which this Agreement and any other documents referred to in it is executed and evidence of the authority of any person signing on behalf of any corporate entity;

(b)	to the extent not provided prior to Closing, deliver or procure to be delivered to Seller a copy of the relevant consent in respect of each of the Authority Approvals;

(c)	pay or procure the payment of the Purchase Price to Seller pursuant to Section 3(b);

(d)

pay or procure the payment (on behalf of the Group Companies) of the necessary cash funds required for the repayment and discharge in full of any outstanding amounts (including any accrued interest, break, prepayment or similar fees, charges, foreign currency charges, conversion expenses or costs) under the Existing Debt Facilities and the close-out of the Existing Hedging to the relevant lenders’, hedging counterparties’ or their agent’s bank account(s) as notified by the Company for the purposes of the final repayment and discharge of the Existing Debt Facilities and the Existing Hedging and the release of the Existing Debt Security (the Release Amount);

(e)

pay or procure the payment (on behalf of the Company) of the Project Parry Existing Intercompany Loan Amount to Project Parry Jersey Limited by way of repayment and discharge in full of the Project Parry Existing Intercompany Loan;

(f)

to the extent that the Warrantors deliver a duly executed Supplementary Disclosure Letter to Buyer, deliver to the Warrantors (or to Seller on behalf of the Warrantors) a Supplementary Disclosure Letter duly executed by Buyer; and

(g)

procure that an extraordinary shareholder’s meeting of the Company is held resolving upon the appointment of new members to the board of directors of the Company (and such other matters as Buyer may consider necessary or desirable). Buyer shall prepare the minutes of the said meetings as well as any ancillary documentation and shall promptly thereafter notify the Swedish Companies Registration Office (Sw. Bolagsverket) about the changes.

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7.2	Seller’s Obligations at Closing

At the Closing, Seller shall:

(a)

deliver or procure the delivery of a copy or extract of a resolution of the Board of Directors of Paroc or a resolution of the sole shareholder of Paroc (as applicable) approving the termination and release of any obligations under the Contribution Agreement, and a Termination Agreement duly executed by Paroc and other parties to the Contribution Agreement;

(b)

deliver or procure the delivery to Buyer of resignation letters in Agreed Form executed by the members of the Board(s) of Directors or officers of the Group Companies (as identified by Buyer to Seller) where such directors or officers acknowledge that they have no claim against the relevant Group Companies in connection with their membership in the Board(s) of Directors or other position;

(c)	deliver to Buyer a Supplementary Disclosure Letter duly executed by the Warrantors;

(d)	deliver to Buyer or its counsel new, original share certificates in respect of all of the Shares in the name of Buyer;

(e)	deliver to Buyer the shareholder register of the Company, evidencing that Buyer has been duly entered into it as the holder of the Shares;

(f)

save to the extent that immediately prior to Closing they are kept at the Properties (or any of them) or are in the possession of a Group Company, deliver to Buyer originals or certified copies of (i) the shareholders’ registers of each of the Subsidiaries (other than LLC “Paroc”) and (ii) the share certificates representing all of the shares in the Subsidiaries (other than LLC “Paroc”) and (iii) in respect of LLC “Paroc”, (a) the list of participants as of the Closing Date signed and stamped by the general director of LLC “Paroc” and (b) an official excerpt from the Russian Unified State Register of Legal Entities (USRLE) with the stamp of the Russian tax authorities issued no later than 3 Business Days prior to the Closing Date.

(g)

deliver to Buyer a general power of attorney in the Agreed Form for the persons nominated by Buyer to represent the Company for the period from Closing until such rights have been duly registered at the Swedish Companies Registration Office;

(h)

to the extent requested by Buyer, deliver to Buyer: (i) signed minutes of a meeting of (or written resolutions of) the board of directors or shareholders of the Company, in a form acceptable to Buyer (acting reasonably), pursuant to which resolutions are passed to approve or give effect to, to the extent applicable and required by Buyer (acting reasonably), (a) the transfer of the Shares, and (b) the resignation or removal (as applicable) and appointment of directors, officers and auditors of the Company (as identified by Buyer to Seller); and (ii) signed minutes of a meeting of the board of directors or shareholders of any Group Company (or written resolutions where permitted in the relevant jurisdiction), in a form acceptable to Buyer (acting reasonably), pursuant to which resolutions are passed to approve or give effect to the resignation or removal (as applicable) of Kari Lehtinen as a director or officer of the relevant Group Company and, where applicable, the appointment of a replacement director or officer of the relevant Group Company nominated by Buyer;

(i)	deliver or procure the delivery to Buyer of the Data Room Drive;

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(j)	deliver or procure the delivery to Buyer from each of Seller and Seller’s Affiliates a confirmation of no claims in Agreed Form;

(k)	deliver to Buyer a statement showing the balances on all bank accounts of the Group Companies as at the latest practicable date prior to Closing;

(l)

save to the extent that immediately prior to Closing they are kept at the Properties (or any of them) or are in the possession of a Group Company, deliver to Buyer all of the books of account, financial and accounting records of the Group Companies and the Business;

(m)	deliver or procure the delivery to Buyer of the duly executed Release Documents (excluding the Deeds of Release);

(n)	procure delivery of signed Deeds of Release, which are effective upon receipt by the relevant recipients of the amounts paid by Buyer in accordance with its obligations pursuant to Section 7.1(d); and

(o)

deliver to Buyer a copy of any power of attorney or corporate resolution under which this Agreement and any other documents referred to in it is executed and evidence of the authority of any person signing on behalf of any corporate entity.

7.3	Completion of Closing

All actions taken in connection with the Closing shall be deemed to have occurred simultaneously as a part of a single transaction and the Closing (including any delivery) shall not be deemed to have occurred until all such actions were completed. Neither Seller nor Buyer shall be obliged to complete the sale or purchase of any of the Shares unless all of the Shares are sold and purchased simultaneously and unless the other Party has complied with its obligations under this Section 7.

7.4	Tax Indemnity

The provisions of the Tax Indemnity shall take effect at Closing.

8.	WARRANTIES

8.1	Background

(a)	Subject to the limitations expressly set out in this Agreement:

(i)	Seller warrants to Buyer that the statements in Sections 8.2 to 8.4 (the Seller Fundamental Warranties) are true, correct and not misleading; and

(ii)	each Warrantor severally warrants to Buyer that the statements in Schedule 8.1(a)(ii) (the Management Warranties) are true, correct and not misleading.

(b)

The Warranties are given as at the date of this Agreement and shall be deemed repeated immediately prior to Closing, as if made at such time (except to the extent such Warranty expressly refers to an earlier date, in which case as at such earlier date).

(c)

Each of the Warranties is given independently from and shall not be limited by reference to any of the others of them nor anything else contained in the Transaction Documents, save as expressly provided otherwise.

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(d)	Seller agrees that the Supplementary Disclosure Letter shall:

(i)

contain only specific disclosures against the Management Warranties in respect of matters or circumstances arising or which became Warrantor Knowledge after the date of this Agreement that would otherwise give rise to a breach of any of the Management Warranties when such Management Warranties are deemed repeated immediately prior to Closing pursuant to Section 8.1(b); and

(ii)	not contain any general disclosures against the Management Warranties or any disclosures against the Seller Fundamental Warranties,

and any general disclosures against the Management Warranties or disclosures against the Seller Fundamental Warranties contained in the Supplementary Disclosure Letter shall be disregarded and shall be deemed not to qualify the Warranties in any respect.

8.2	Organisation; Solvency

(a)

Each Group Company is duly organised and validly existing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to carry on its businesses as currently conducted..

(b)

No Group Company is insolvent or has discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of any Group Company.

8.3	Ownership, Power and Authority

(a)	Seller is duly organised and validly existing under the Laws of Luxembourg.

(b)	Seller is the sole legal and beneficial owner of the Shares. The Shares are transferable to Buyer with Full Title Guarantee and are upon the Closing free and clear of any Encumbrances.

(c)	The Equity Instruments in the Subsidiaries are legally and beneficially owned by the Group Companies as set out in Schedule B.

(d)

No agreement or arrangement (other than this Agreement) exists pursuant to which any person has or may in the future have the right (exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion or transfer of any share or loan capital in the Company (including by way of option or under any right of conversion or pre-emption). There are no voting agreements, proxies or other agreements or understandings with respect to the voting of any of the Shares.

(e)

Seller has full and requisite legal and corporate power and authority to execute and enter into the Transaction Documents and have upon the Closing full and requisite legal and corporate power and authority to consummate the transactions and perform its obligations contemplated hereunder and under the other Transaction Documents. The execution of the Transaction Documents and the consummation of the transactions contemplated by them and the fulfillment of their terms by Seller do not, where applicable, result in a breach of the articles of association of Seller or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of Seller, or require any consent or approval of any shareholders, partners or financiers of Seller, which consent or approval has not been obtained. This Agreement

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constitutes a binding obligation of, and is enforceable against Seller in accordance with its terms and conditions.

(f)

Seller is not insolvent and has not discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of Seller.

(g)

There are no: (i) judgments, orders, injunctions or decrees of any Governmental Entity or court or arbitration tribunal outstanding against or affecting Seller or any Affiliate of Seller; (ii) law suits, actions or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or any Affiliate of Seller; or (iii) investigations by any Governmental Entity which are pending or threatened against Seller or any Affiliate of Seller, and which, in any such case, will have an adverse effect on the ability of Seller or its relevant Affiliate to execute and deliver, or perform, its obligations under any of the Transaction Documents.

8.4	Capitalisation

The Shares have been legally and validly issued and are fully paid. The Shares represent one hundred per cent. (100%) of the issued and outstanding share capital of the Company. Except for the Shares, the Company has not issued or undertaken to issue any other Equity Instruments.

8.5	Buyer’s Acknowledgements

It is specifically stated and agreed that Seller or the Warrantors have not made, and Buyer has not relied on, any expressed or implied warranties regarding Seller, the Warrantors, the Shares, the Business or the Group Companies except for the Warranties, and all other expressed or implied warranties, whether statutory or otherwise, shall be excluded. Without limiting the generality of the foregoing, Seller or the Warrantors have not given any representation or warranty to Buyer with respect to, or assumed any liability towards Buyer or the Group Companies based on, any financial or other performance, projection, forecast, or estimate of any future development or event (including any general market information or development of market or regulatory environment, matter of opinion, evaluation, assessment of business potential, anticipated future performance, prospects, or similar matter), whether or not such performance, projection, forecast, or estimate has been included in the Disclosure Material.

9.	WARRANTIES OF BUYER

Buyer warrants to Seller that the statements in Sections 9.1 to 9.4 are true, correct and not misleading as at the date of this Agreement and such statements shall be deemed repeated as at the Closing Date, as if made at such time (except to the extent such statement expressly refers to an earlier date, in which case as at such earlier date).

9.1	Organisation

Buyer is duly organised and validly existing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority and all necessary approvals, authorisations, licenses and permits to carry on its business as currently conducted.

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9.2	Power and Authority

Buyer has full and requisite legal and corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated hereunder and under the other Transaction Documents. The execution of the Transaction Documents, the consummation of the transactions contemplated by them and the fulfillment of their terms by Buyer will not result in a breach of the articles of association of Buyer or any resolution adopted by the general meeting of shareholders, the board of directors or other similar body of Buyer, or require any consent or approval of any shareholders, partners or financiers of Buyer, which consent or approval has not been obtained. This Agreement constitutes a binding obligation of, and is enforceable against Buyer in accordance with its terms and conditions.

9.3	Solvency and Financing

(a)

Buyer is not insolvent nor has it discontinued making payments in general or filed a petition for its winding-up, bankruptcy, administration or solvent liquidation, and no other person has filed such petition or a petition for the forced sale or sequestration of any part of the assets of Buyer.

(b)

Buyer has available the required cash funds or has arranged binding sufficient financing for the consummation of the transactions contemplated by this Agreement, including but not limited to the payment of the Purchase Price and the Existing Debt Facilities and close out of the Existing Hedging, and such financing is not subject to or conditional upon any conditions or circumstances not included in Section 6.1 of this Agreement or that are otherwise beyond the control of Buyer.

9.4	Authority Approvals

No other Authority Approvals or formalities than those set out in Schedule 6.1(a) are required for the lawful and valid consummation of the transactions contemplated by this Agreement. Such consummation does and will not result in any breach of any Law, approval, authorisation, license or permit, or any judgment or order by a national or supranational court or authority, all as binding upon Buyer or as otherwise applicable to the business of Buyer.

10.	REMEDIES

10.1	Buyer’s Remedies

(a)

The Parties acknowledge that Buyer has contracted the W&I Insurance providing insurance coverage with respect to the Warranties and the Tax Indemnity as set out in the W&I Insurance. Neither Seller nor any Warrantor is a party to the W&I Insurance, and the insurer under the W&I insurance is not a party to this Agreement. Seller and Warrantors’ liability for a breach of the Warranties or any Tax Indemnity Claim shall be limited in the manner expressly provided in Section 10.2. Irrespective of whether the W&I Insurance is in force or not, and irrespective of whether any claim by Buyer is covered by W&I Insurance or not, Seller and the Warrantors shall have no liability to Buyer under any of the Warranties in excess of the amount set out in Sections 10.2.1(b) or 10.2.1(d) (as applicable). Save as expressly set out in Sections 10.2.1(b) and 10.2.1(d), Buyer shall also bear any retention or deductible amount that may be deducted under the terms of the W&I Insurance from any Loss that would otherwise be compensable under this Agreement and, subject to Sections 10.2.1(b) and 10.2.1(d), neither Buyer nor any other person shall be entitled to make any claims against Seller

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or the Warrantors regarding such amount of retention or deductible under the W&I Insurance.

(b)

Notwithstanding any provisions in this Agreement to the contrary, Buyer agrees that it will not be entitled to make, it will not make, and it waives any right it may have to make, any Tax Indemnity Claim against the Warrantors in excess of the one euro (EUR 1) financial limit in Section 10.2.1(c).

(c)

Nothing in this Agreement has the effect of limiting or restricting any liability of Seller or any Warrantor to the extent such Seller or Warrantor has caused a Loss to Buyer through fraud or willful misconduct or intentional misrepresentation.

(d)

Seller’s and the Warrantor’s liability relating to the transactions contemplated by this Agreement is exclusively governed by this Agreement. To the extent possible, any payments made by Seller to Buyer either pursuant to Section 4 or pursuant to this Section 10 will be treated for all purposes as a reduction of the Purchase Price. Any liability of Seller or the Warrantors towards Buyer hereunder shall be several and not joint nor joint and several.

10.2	Limitations of Liability

10.2.1	Monetary Limitations

(a)	Seller’s aggregate liability under this Agreement for any reason whatsoever shall be limited to the aggregate amount of the Purchase Price.

(b)	The aggregate amount of the Warrantors’ liability for all Management Warranty Claims (including any additional amount payable under paragraph 5 of Schedule 1.104) shall be limited to one euro (EUR 1).

(c)	The aggregate amount of the Warrantors’ liability for all Tax Indemnity Claims (including any additional amount payable under paragraph 5 of Schedule 1.104) shall be limited to one euro (EUR 1).

(d)	The aggregate amount of Seller’s liability for Fundamental Warranty Claims shall be limited to the aggregate amount of the Purchase Price actually received by Seller.

(e)

Subject to the limitations set out in this Section 10, Seller and Warrantors (as applicable) shall not be liable for any Loss in respect of any single Warranty Claim unless such Loss together with the aggregate amount of other Losses in respect of Warranty Claims (not excluded by Section 10.2.1(f)), exceeds four million five hundred thousand euro (EUR 4,500,000) (the Loss Threshold). In such case, subject to Sections 10.2.1(b) and 10.2.1(d), Seller and the Warrantors (as applicable) shall be liable for the full amount of such Losses and not merely the excess over the Loss Threshold.

(f)

No individual Loss in respect of a Warranty Claim, or series of Losses in respect of a Warranty Claim arising from substantially the same or similar facts, matters or circumstances, situations or events or which are logically or causally connected by reason of any common fact, matter, circumstance, situation or event, the amount of which is less than two hundred thousand euro (EUR 200,000) will be taken into account when establishing the amount of a Loss or the aggregate amount of Losses for the purposes of Section 10.2.1(e).

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10.2.2	Time Limitations

Buyer’s right to compensation in respect of any Warranty Claim or Tax Indemnity Claim shall terminate unless such claim has been notified to Seller in accordance with Section 10.4(a) on the date which is eighteen (18) months from the Closing Date with the exception of:

(a)	any Fundamental Warranty Claim, in which respect the claim needs to be notified in accordance with Section 10.4(a) within seven (7) years after the Closing Date;

(b)	any Environmental Claim, in which respect the claim needs to be notified in accordance with Section 10.4(a) within three (3) years after the Closing Date;

(c)	any Tax Warranty Claim or Tax Indemnity Claim, in which respect the claim needs to be notified in accordance with Section 10.4(a) within five (5) years after the Closing Date.

10.2.3	General Limitations

(a)

No liability shall arise in respect of any Management Warranty Claim and Buyer shall not be entitled to compensation hereunder in respect of any Loss for a Management Warranty Claim, if and to the extent such Loss:

(i)

occurs, or the amount thereof is increased, as a result of (A) any enactment of Law or any change of Law (or change in interpretation on the basis of case law), or change in administrative practice (including, but not limited to, the practice of any Tax or other Governmental Entity), in each case not in force as of the date hereof or which takes effect retroactively, (B) any increase in Tax rates after the date hereof or any imposition of any Tax or any withdrawal of Relief from Tax not in effect at the date of this Agreement, (C) any changes in general accounting standards or generally accepted accounting policies introduced or having effect after the date of this Agreement, or (D) any change after the Closing Date in any accounting policy or period or Tax reporting practice of any Group Company other than where such change is made in order to comply with Law or Accounting Principles applicable to the relevant Group Company at Closing;

(ii)

would not have arisen but for, or has been increased as a result of, any voluntary act, knowing omission or voluntary transaction or fraud of Buyer or its Affiliates after Closing, other than to the extent that any such act, omission or transaction is: (A) carried out by a Group Company in the ordinary course of that Group Company’s business as conducted at the date of Closing; or (B) required by any enactment of Law or any change of Law or the published practice of any Tax or other Governmental Entity in each case not in force at the date of this Agreement or which takes effect retroactively; or (C) taken under the terms of this Agreement or any Transaction Document; or (D) carried out by any Group Company pursuant to or by reason of a legally binding commitment or a legal requirement that existed on or before Closing;

(iii)

is actually recovered by Buyer or its Affiliates under a third-party insurance policy in force (and Buyer and its Affiliates shall use commercially reasonable endeavours to recover under the same, it being understood that this limitation shall be calculated net of any deductibles, retentions or fees or expenses of recovery, including retroactive premium adjustments);

(iv)	has been included as Permitted Leakage;

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(v)

is (or the matter giving rise to such Loss is) specifically provided for (whether by way of allowance, provision or reserve) in the Locked Box Accounts or otherwise reduced the net assets in the Locked Box Accounts;

(vi)

has been reimbursed or otherwise paid in cash to Buyer or its Affiliates by a third party (where such sum would not have been received by Buyer but for the circumstances giving rise to that Management Warranty Claim), provided that where Buyer recovers such an amount from a third party, the amount of the Management Warranty Claim shall be reduced to the extent of the amount recovered (less all costs, charges and expenses reasonably and properly incurred by Buyer in making such recovery) or extinguished if the amount recovered (less such costs, charges and expenses) exceeds the amount of the Management Warranty Claim; it being understood that if Buyer or its Affiliate has actually received compensation for such Loss from Seller pursuant to this Agreement (the “Damages Payment”), and thereafter receives compensation for the same Loss from a third party, Buyer shall promptly return to Seller an amount equal to such compensation received from the third party (net of tax on that amount and all costs, charges and expenses reasonably and properly incurred by Buyer in making such recovery) or, if less, the Damages Payment.

(b)

No liability shall arise in respect of any Management Warranty Claim and Buyer shall not be entitled to compensation hereunder in respect of any Loss for a Management Warranty Claim to the extent that Buyer had actual knowledge as at the date of this Agreement (i) of the fact, matter, event or circumstance giving rise to such Loss and (ii) that the Loss arising from such fact, matter, event or circumstance gave rise to a Management Warranty Claim. For the purposes of this Section 10.2.3(b), the “actual knowledge of Buyer” shall mean the actual knowledge of (but only of) Prith Gandhi, Greg LaMastus and Alison Nudd, and no other knowledge or awareness of Buyer or its employees, officers, agents or advisers (whether actual or constructive) shall be imputed to Buyer for the purposes of this Section 10.2.3(b).

(c)

No liability shall arise in respect of any Management Warranty Claim to the extent that the fact, matter, event or circumstance giving rise to such Management Warranty Claim has been Fairly Disclosed, but provided that, for the avoidance of doubt, any matter Fairly Disclosed in the Supplementary Disclosure Letter which relates to a fact, matter, event or circumstance existing on or prior to the date of this Agreement shall not qualify the Warranties given on the date of this Agreement pursuant to Section 8.1.

(d)

No liability shall arise in respect of any Management Warranty Claim and Buyer shall not be entitled to compensation hereunder in respect of any Loss for a Management Warranty Claim if and to the extent such Loss is contingent and not an actual liability that is due and payable provided, however, that this does not prevent Buyer from making such claim with respect to contingent Loss within the time periods set forth in Section 10.2.2 and to finalise such claim when such contingent Loss ceases to be contingent.

(e)

No member of the Buyer Group shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, Loss, shortfall, deficiency, breach or other set of circumstances which gives rise to more than one claim insofar that such a recovery, payment, reimbursement, restitution or indemnity would result in a duplicative recovery for the Buyer Group, and for this purpose recovery by any member of the Buyer Group shall be deemed to be a recovery by each of them.

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(f)

Buyer shall (and shall procure that each member of the Buyer Group shall), in respect of each Management Warranty Claim, take all reasonable steps to avoid or mitigate any Loss or damage which it may suffer in consequence of any breach by Warrantor of any of the Management Warranties.

10.3	Limitations on Tax Warranty Claims

No liability shall arise in respect of any Tax Warranty Claim and Buyer shall not be entitled to compensation hereunder in respect of any Loss under a Tax Warranty Claim, if and to the extent that:

(a)

the Tax Liability arises as a result of any Group Company failing to submit the returns and computations required to be made by it or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing; or

(b)	any Relief (other than a Relief referred to in paragraph or of Schedule 1.104) of any Group Company has reduced or eliminated the Tax Liability; or

(c)	the Tax Liability would not have arisen but for:

(i)

the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to Tax, in each case after Closing and by Buyer, any Group Company or any person connected with any of them other than in the ordinary course of business of any Group Company as carried on at Closing or where the making, giving or doing of which was taken into account in the preparation of the Locked Box Accounts.; or

(ii)

the failure or omission on the part of any Group Company after Closing to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing in circumstances where the making, giving or doing of which was taken into account in the preparation of the Locked Box Accounts and in circumstances where any action required to be taken by Buyer is provided in writing to Buyer (including in the Disclosure Letter) on or before Closing; or

(d)	the Tax Liability is a liability to Tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default of Buyer or any Group Company after Closing; or

(e)	the Tax Liability arises as a result of circumstances giving rise to a breach of Tax Warranty 23 due to the failure of Seller or an Affiliate of Seller or another Warrantor to make a payment of Tax.

10.4	Notice of Loss

(a)

Where notice is given pursuant to Section 10.2.2 in respect of any Warranty Claim or Tax Indemnity Claim, such notice shall contain (to the extent then available to Buyer) such reasonable information regarding the nature and value of such claim.

(b)	Any Warranty Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six (6) months after the notice is given pursuant to

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Section 10.2.2 unless legal proceedings in respect of it have been commenced by being both issued and served except where such claim relates to a contingent liability in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within six (6) months of it having become an actual liability. No new claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn claim.

11.	SCHEDULE 1.95

The	provisions of Schedule 1.95 shall apply with effect from Closing.

12.	CERTAIN UNDERTAKINGS

12.1	Confidentiality

(a)

The Parties hereto acknowledge that Buyer (or an Affiliate of Buyer) has entered into the Confidentiality Undertaking, which shall continue in full force and effect until the Closing, after which the Confidentiality Undertaking will terminate with immediate effect.

(b)

Each Party shall not, and shall cause its respective Affiliates as well as its and their respective Affiliates’ directors, officers, employees, agents and advisors (the Representatives) not to (i) use any Confidential Information, or (ii) disclose any Confidential Information to any person other than its Affiliates or Representatives or (iii) use any Technical Confidential Information or (iv) disclose any Technical Confidential Information to any person other than its Affiliates or Representatives, provided always that Buyer’s obligations under this Section 12.1(b) with respect to Confidential Information relating to the Group Companies and the Business and Technical Confidential Information shall cease to apply upon, and with effect from, Closing.

(c)	The Confidentiality Undertaking or the undertaking set out in 12.1(b) above shall not prevent the disclosure by a Party or by their Affiliates or Representatives to the extent such disclosure is:

(i)	required by Law or by any stock exchange or any Governmental Entity having applicable jurisdiction;

(ii)	made pursuant to the terms of this Agreement or any other Transaction Document or required in order for such Party to carry out its obligations under this Agreement or such Transaction Document;

(iii)	required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any Transaction Document;

(iv)	required or desired by a Party to be made to a tax authority or Tax or other professional adviser for the management of the Tax affairs of a Party or any of their Affiliates;

(v)	required for Buyer to claim compensation or enforce its rights towards the insurer under the W&I Insurance; or

(vi)

made by Seller to CVC Capital Partners Limited, a CVC Person or their affiliates and by any such person to Seller’s direct or indirect investors, including those persons whom Seller, CVC Capital Partners Limited, a CVC Person or its or

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their affiliates reasonably believe are likely to become direct or indirect investors, together with their and their investors’ Representatives; or

(vii)

made with the prior written consent of Seller (in relation to a disclosure by Buyer or their Affiliate or Representative) or Buyer (in relation to a disclosure by Seller or their Affiliate or Representative).

(d)

Each of Seller and Buyer undertakes that it (and its Affiliates) shall only disclose Confidential Information and Technical Confidential Information as permitted by this Section 12.1 if and to the extent it is reasonably required.

(e)

All press releases and other public relations activities of the Parties in relation to this Agreement and the transactions contemplated hereunder are subject to mutual prior approval of Seller and Buyer (such approval not to be unreasonably withheld, delayed or conditioned) provided, however, that this restriction shall not apply to the extent that the press release or public announcement is required by Law, by any stock exchange or any regulatory or other supervisory body, Governmental Entity, or other authority of competent jurisdiction. The Party required to issue any press release or announcement shall, to the extent permissible and reasonably practicable, allow the other Parties reasonable time to comment thereon in advance of such issuance.

(f)	The Parties acknowledge and agree that the obligations under the Confidentiality Undertaking shall terminate with immediate effect on the date following the Closing Date.

12.2	Retiring Directors

(a)

Buyer undertakes: (i) to procure that, from and after Closing, any person who was at any time prior to Closing an employee, consultant, officer or director of any Group Company (a Covered Person) who have resigned or have been replaced in connection with the transactions contemplated hereunder, are granted discharge (to the fullest extent permitted in accordance with applicable laws) from liability for their management and administration until (and including) the Closing Date or the earlier date of their resignation (other than in respect of a Covered Person’s fraud or wilful misconduct); and (ii) to waive, release and discharge each Covered Person from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any matter, cause or event occurring on or before Closing (other than in respect of a Covered Person’s fraud or wilful misconduct) (a Pre-Closing Event) which each Group Company has or may at any time have had against any Covered Person.

(b)

To the extent that the memorandum and articles of association (or similar constitutional documents) of a Group Company of which a Covered Person was an employee, officer or director contains any indemnity and/or immunity provisions in favor of a Covered Person immediately prior to Closing, Buyer shall ensure that such provisions are not amended, repealed or modified following Closing in any manner that would affect adversely the rights of any such Covered Person in respect of Pre-Closing Events.

(c)

For six years from Closing, Buyer shall ensure that each Group Company maintains in force such “run-off” directors’ and officers’ liability insurance policies as will enable each Covered Person to make claims arising out of any Pre-Closing Event under those policies on terms and conditions that are not materially disadvantageous to the Covered Person than the directors’ and officers’ liability insurance policies maintained by the Group Companies as at the date of this Agreement.

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(d)

Furthermore, Buyer and its Affiliates shall not, and shall cause that the Group Companies do not, directly or indirectly, make any claims or demands against such Covered Persons or commence, institute or cause to be commenced, any proceedings of any kind relating to any Pre-Closing Event against any Covered Person and shall hold each of them harmless against any such claims, save for situations where such individual is guilty of fraud or wilful misconduct.

(e)

The provisions of this Section 12.2 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Covered Person may have at law, by contract or otherwise.

13.	WARRANTORS’ REPRESENTATIVE

(a)

Each Warrantor hereby irrevocably (by way of security for the performance of its obligations under this Agreement) appoints Seller as its attorney with full authority on its behalf and in its name or otherwise to do all acts and to execute and deliver such documents or deeds as are required by Law or as may, in the reasonable opinion of Seller, be required to act on its behalf for all purposes under this Agreement and the Transaction documents including for the purposes of:

(i)	accepting notices on behalf of such person;

(ii)

taking any and all actions that may be necessary or desirable, as determined by Seller in its sole discretion, in connection with the payment of the costs and expenses incurred with respect to the Transaction;

(iii)	granting any consent or approval on behalf of such person under this Agreement; and

(iv)	generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement to be performed by such person.

(b)

Each Warrantor hereby severally (but not jointly or jointly and severally) undertakes to indemnify Seller against (on a pro rata basis) all costs, claims and expenses and liabilities incurred by Seller as a result of the exercise or purported exercise of any power conferred on Seller by this Section 13.

(c)	Buyer, the Warrantors and Seller acknowledge and agree that:

(i)	in exercising the powers and authorities conferred by this Section 13, Seller shall not be acting, or be construed as acting, as the agent or trustee on behalf of any Warrantor;

(ii)	Seller shall be entitled to take any and all actions that may be necessary or desirable, as determined by Seller in its sole discretion;

(iii)

Seller shall have no liability whatsoever to Buyer or any Warrantor in relation to the exercise of those powers and authorities, save in the case of fraud or intentional misrepresentation by Seller or breach of this Agreement; and

(iv)	Buyer shall be entitled to rely on the exercise of the powers and authorities conferred on Seller under this Section 13 as if the relevant Warrantor is exercising such powers and authorities.

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14.	MISCELLANEOUS

14.1	Notices

Any notice or other communications required or permitted hereunder shall be in writing in English, and shall be deemed duly given: (i) when delivered personally to the recipient, (ii) four (4) Business Days after being sent to the recipient by reputable courier service (charges prepaid), (iii) if an electronic mail address or a facsimile number is provided below, one (1) Business Day after being sent to the recipient by electronic mail or facsimile (with a copy simultaneously sent by overnight reputable courier service) or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set out below:

If to Buyer:

address:	Owens Corning, One Owens Corning Parkway, Toledo, Ohio 43659

facsimile:	+1 419-325-6350

e-mail:	ava.harter@owenscorning.com and matthew.franklin@owenscorning.com

attention:	General Counsel; Director – Corporate Law and Finance

with a copy (which does not constitute a notice) to its counsel:

address:	Jones Day, 21 Tudor Street, London EC4Y 0DJ, England

e-mail:	peizanec@jonesday.com and virani@jonesday.com

attention:	Peter Izanec and Vica Irani

If to Seller and/or to a Warrantor:

address:	Parry Investments SA, 20 Avenue Monterey, L-2163, Luxembourg

facsimile:	+352 2647 8367

attention:	Emanuela Brero and Stella Le Cras

and with a copy (which does not constitute a notice) to

address:	c/o CVC Capital Partners International Svenska filial

Sturegatan 10, 114 36 Stockholm, Sweden

facsimile:	+46 8 611 0565

attention:	Peter Törnquist

Gustaf Martin-Löf

with a copy (which does not constitute a notice) to its counsels:

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address:	Avance Attorneys Ltd, Mannerheimintie 20 A, 00100 Helsinki, Finland

e-mail:	ulf-henrik.kull@avanceattorneys.com

facsimile:	+358 20 155 5141

attention:	Ulf-Henrik Kull

and

address:	Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London EC4Y 1HS, England

e-mail:	tim.wilmot@freshfields.com

facsimile:	+44 20 7108 4984

attention:	Tim Wilmot

14.2	Costs

Subject to Section 14.12 and save for any items expressly included as Permitted Leakage or otherwise expressly set out in this Agreement, Seller and Buyer shall bear their own costs, charges and expenses incurred in connection with the Transaction, whether or not Transaction shall be consummated, including all fees of their respective professional advisors.

14.3	VAT

(a)

Any sum payable by any Party (the Paying Party) to another Party (the Payee Party) under or pursuant to this Agreement is exclusive of any applicable VAT. If any supply is treated as made for VAT purposes by the Payee Party under or pursuant to this Agreement, and such Party or its Affiliate is required to account for VAT in respect of that supply, the Paying Party shall, subject to the receipt of a valid VAT invoice, pay to that Payee Party (in addition to any other consideration for that supply) an amount equal to such VAT. Such payment shall be made on demand or, if later, at the same time as any such consideration is payable.

(b)

If any Paying Party is required by this Agreement to reimburse a Payee Party for any cost the Paying Party shall also reimburse the Payee Party for any VAT incurred by the Payee Party (or any of its Affiliates) in respect of that cost except to the extent that the Payee Party (or its Affiliate) is entitled to Relief in respect of that VAT.

14.4	Schedules Incorporated

Each Schedule to which reference is made herein and which is attached hereto will be deemed incorporated in this Agreement by such reference.

14.5	Entire Agreement

This Agreement together with the other Transaction Documents represents the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements, understandings, negotiations and communications relating to

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the subject matter hereof unless otherwise specifically stated in this Agreement or the other Transaction Documents. Each Party confirms that:

(i)

it has not entered into this Agreement or any Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever made by another Party or such Party’s Affiliates or Representatives which is not expressly incorporated in this Agreement and the Transaction Documents;

(ii)

any terms or conditions implied by Law in any jurisdiction in relation to the Transaction are excluded to the fullest extent permitted by Law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(iii)

without limitation to a Party’s right to (i) claim under any indemnity or covenant to pay expressly provided for in this Agreement or any Transaction Document (including in the case of Buyer, pursuant to Section 4), (ii) in respect of any breach or potential breach of Section 11, Schedule 1.95 or Section 12.1 only, seek injunctive or other equitable relief or specific performance, the only right or remedy of a Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(iv)

except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other parties (or their respective Connected Persons) in relation to the Transaction, provided that this Section 14.5 shall not exclude any liability for (or remedy in respect of) fraud, willful misconduct or intentional misrepresentation. Each Party agrees to the terms of this Section 14.5 on its own behalf and as agent for each of its Connected Persons. For the purpose of this Section 14.5, Connected Persons means (in relation to a Party) its Affiliates and any of its or their officers, employees, agents and advisers.

14.6	Rights of Third Parties

(a)

The Connected Persons specified in Section 14.5 shall have the right to enforce the relevant terms of that Section and this Section 14.6, and the Covered Persons shall have the right to enforce the terms of Section 12.2 and this Section 14.6, by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to: (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person or Covered Person; and (ii) the other terms and conditions of this Agreement.

(b)	Except as provided in Section 14.6(a), a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

14.7	Interpretation

(a)	The fact that a Party has drafted or participated in drafting this Agreement or any provisions hereof does not in any way affect the interpretation of this Agreement to the disadvantage of such Party.

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(b)	The headings and the table of contents of this Agreement are for convenience of reference only and do not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

14.8	Amendments and Waivers

(a)

Any amendment to or waiver of this Agreement is to be made in writing and will have no effect before signed by the duly authorised representatives of all Parties or, in the case of a waiver, by the Party waiving compliance with this Agreement.

(b)

Failure by any Party at any time to require performance of any provisions of this Agreement does not in any manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement is not to be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

14.9	Severability

If any provision of this Agreement is declared to be invalid or unenforceable, the remaining provisions of this Agreement will not be affected thereby but will remain in full force and effect and binding upon the Parties. Without limiting the aforesaid, the Parties shall attempt through negotiations in good faith to replace the invalid or unenforceable provision with a provision closest to the mutually intended meaning of such provision and the spirit of this Agreement. The failure of the Parties to reach an agreement on a replacement provision does not affect the validity of the remaining part of this Agreement.

14.10	No Set-Off

Unless expressly stated otherwise, all payments made by Buyer under this agreement, or any of the documents referred to in it, shall be made free from any set-off, counterclaim or other deduction of any nature whatsoever.

14.11	Assignment

This Agreement shall not be assignable by any of the Parties without the prior written consent of the other Parties provided, however, Buyer may without the other Parties’ consent:

(a)

assign its rights and interests hereunder to one or more of its Affiliates and designate one or more of its Affiliates to perform its obligations hereunder, in which case Buyer shall remain responsible for the performance of its obligations hereunder; and

(b)

assign its rights and interests hereunder to or charge by way of security to or in favour of any lender(s) to any member(s) of the Buyer Group; and/or any lender(s) with a participation (by assignment, novation, sub-participation or otherwise) in loan or facility made available to any member(s) of the Buyer Group; and any such assignee may assign such rights or any of them on exercise or enforcement of such security rights, provided that any obligation of Seller, the Warrantors or their Affiliates hereunder shall not be greater than would have been the case in the absence of any such assignment.

14.12	Transfer Taxes

Buyer shall pay all applicable notarisation fees and documentary, transfer or registration duties or taxes (including in each case any related interest or penalties) arising out of or imposed upon

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the entry into or implementation of this Agreement or of any of the other Transaction Documents (including the implementation of any of the transactions contemplated under any of the Transaction Documents) and for filing all necessary tax returns, forms and similar with the appropriate tax authorities.

14.13	Governing Law

This Agreement is governed by and construed in accordance with the Laws of England excluding the application of its conflict of law rules.

14.14	Arbitration

(a)

Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, or the transactions contemplated herein, or the breach, termination or validity thereof shall be referred to and finally resolved by arbitration under the Arbitration Rules of the London Court of International Arbitration (LCIA) (the Rules), which Rules are deemed to be incorporated by reference in this Section 14.14.

(b)

The number of arbitrators shall be three (3). Seller and Buyer shall each nominate one (1) arbitrator. The third arbitrator, who will act as chairman of the arbitral tribunal, will be appointed by the President of the LCIA having taken into account any agreement on the arbitrator to be appointed as chairman of the arbitral tribunal reached by the two Party nominated or appointed arbitrators, such agreement to be within fourteen (14) days of the appointment of the last party nominated or appointed arbitrator. The legal place of arbitration shall be London and the language of arbitration shall be English. This arbitration agreement, including its validity and scope, shall be governed by English law.

14.15	Service Agent

(a)

Buyer shall within two (2) Business Days of the date of this Agreement appoint an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement, and shall promptly thereafter notify Seller of such appointment and the details of such agent. Any claim form, judgment or other notice of legal process shall be sufficiently served on Buyer if delivered to such agent at its address for the time being. Buyer irrevocably undertakes not to revoke the authority of this agent and if, for any reason, Seller requests Buyer to do so, it shall promptly appoint another such agent with an address in England and advise Seller. If, following such a request, Buyer fails to appoint another agent, Seller shall be entitled to appoint one on behalf of Buyer at Buyer’s expense.

(b)

Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be TMF Global Services (UK) Limited currently of 6 St. Andrew Street, 5th Floor, London EC4A 3AE, United Kingdom, and any claim form, judgment or other notice of legal process shall be sufficiently served on Seller if delivered to such agent at its address for the time being. Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, Buyer requests Seller to do so, it shall promptly appoint another such agent with an address in England and advise Buyer. If, following such a request, Seller fails to appoint another agent, Buyer shall be entitled to appoint one on behalf of Seller at Seller’s expense.

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14.16	Counterparts of Agreement

This Agreement has been executed in two (2) identical counterparts, one (1) for Seller and one (1) for Buyer. Each Party not receiving an original counterpart is entitled to receive a copy of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as a deed and it is intended to be, and is hereby, delivered on the date first above written.

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EXECUTED as a DEED	)
for and on behalf of	)
PARRY INVESTMENTS S.A.	)	/s/ Emanuela Brero

Name of authorised signatory:		Emanuela Brero Director

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EXECUTED as a DEED	)
for and on behalf of	)
OWENS CORNING FINLAND OY	)	/s/ Prithvi Gandhi

Name of authorised signatory:		Prithvi Gandhi

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EXECUTED as a DEED	)
for and on behalf of	)
KARI LEHTINEN	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED	)
for and on behalf of	)
ANDERS DAHLBLOM	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED	)
for and on behalf of	)
JOAKIM WESTERLUND	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED	)
for and on behalf of	)
JOHAN MAGNUSSON	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED	)
for and on behalf of	)
JARI AIROLA	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED	)
for and on behalf of	)
PATRIK AHLBÄCK	)
acting by Vesa Karvonen, his attorney	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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EXECUTED as a DEED by	)
VESA KARVONEN	)	/s/ Vesa Karvonen

in the presence of:

Witness Signature:		/s/ Erkki-Antti Sadinmaa

Name:		Erkki-Antti Sadinmaa

Address:		150 Roobertinkatu

00120 Helsinki

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